Schedule 14A

(Rule 14A-101)

Information Required In Proxy Statement

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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permitted by Rule 14a-6(e)(2))

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Wachovia Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 15, 2004

Dear Stockholder:

On behalf of the board of directors, we are pleased to invite you to the Annual Meeting of Stockholders in Charlotte, North Carolina, on Tuesday, April 20, 2004, at 9:30 a.m. The notice of meeting and proxy statement on the following pages contain information about the meeting.

In addition to the matters contained in this proxy statement, we will also review operating results for the past year and present other information concerning Wachovia. The meeting should be interesting and informative, and we hope you will be able to attend.

We are again pleased to offer record holders of common stock (those who hold shares directly registered in their own names and not in the name of a bank, broker or other nominee) the option of voting through the telephone or Internet.

In order to ensure your shares are voted at the meeting, please return the enclosed proxy card at your earliest convenience or vote through the telephone or Internet. Voting procedures are described on the proxy card. Every stockholder’s vote is important.

Sincerely yours,

G. Kennedy Thompson

Chairman, President and Chief Executive Officer

Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288

Wachovia Corporation

301 South College Street, Charlotte, North Carolina 28288

NOTICE OF ANNUAL MEETING

TO BE HELD ON APRIL 20, 2004

March 15, 2004

The Annual Meeting of Stockholders will be held in the Charlotte-Mecklenburg Ballroom at the Hilton Charlotte & Towers, 222 East Third Street, Charlotte, North Carolina 28202, on Tuesday, April 20, 2004, at 9:30 a.m., to consider the following:

•	A Wachovia proposal to elect the five nominees named in the attached proxy statement as Class III directors, with terms expiring at the 2007 Annual Meeting of Stockholders, or until their successors are duly elected and qualified.

•	A Wachovia proposal to ratify the appointment of KPMG LLP as auditors for the year 2004.

•	If properly presented, a stockholder proposal, which management opposes, regarding nominating directors.

•	If properly presented, a stockholder proposal, which management opposes, regarding reporting political information.

•	If properly presented, a stockholder proposal, which management opposes, regarding separating the offices of Chairman and Chief Executive Officer.

•	Such other business as may properly come before the meeting or any adjournments.

Only holders of record of Wachovia common stock on February 18, 2004, are entitled to notice of and to vote at the meeting.

By order of the board of directors,

Mark C. Treanor

Secretary

Whether or not you plan to attend, please either return the enclosed proxy card or vote through the telephone or Internet voting procedures described on your proxy card, to ensure your shares are voted at the meeting. Your vote is important, whether you own a few shares or many.

PROXY STATEMENT

General Information

The enclosed proxy card is solicited on behalf of the board of directors in connection with the Annual Meeting of Stockholders to be held in the Charlotte-Mecklenburg Ballroom at the Hilton Charlotte & Towers, 222 East Third Street, Charlotte, North Carolina 28202, on Tuesday, April 20, 2004, at 9:30 a.m., and at any adjournment, referred to as the “meeting”. The proxy may be used whether or not you attend the meeting. If you are a registered stockholder (that is, you hold shares directly registered in your own name), you may also vote by telephone or through the Internet, by following the instructions described on your proxy card. If your shares are held in the name of a bank, broker or other nominee, referred to as “street name”, you will receive separate voting instructions with your proxy materials. Although most brokers and nominees offer telephone and Internet voting, availability and specific procedures will depend on their voting arrangements.

This proxy statement, the enclosed proxy card and Wachovia’s 2003 Annual Report to Stockholders are being first mailed to our stockholders on or about March 15, 2004.

The merger of Wachovia Corporation (“Legacy Wachovia”) and First Union Corporation (“Legacy First Union”) was effective September 1, 2001. Legacy First Union changed its name to “Wachovia Corporation” on the date of the merger. As the surviving corporate entity in the merger, information contained in this proxy statement, unless indicated otherwise, includes information about Legacy First Union only. Whenever we use the “Wachovia” name in this proxy statement, we mean the combined company and, before the merger, Legacy First Union, unless indicated otherwise.

Your vote is very important. For this reason, the board of directors is requesting that you permit your common stock to be represented at the meeting by the individuals named on the enclosed proxy card. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

ABOUT THE MEETING

Who Can Vote

You may vote if you owned Wachovia common stock as of the close of business on February 18, 2004. Each share of Wachovia common stock is entitled to one vote. At the close of business on February 18, 2004, 1,314,869,016 shares of Wachovia common stock were outstanding and eligible to vote. The enclosed proxy card shows the number of shares that you are entitled to vote. If you own any shares in Wachovia’s Dividend Reinvestment and Stock Purchase Plan, the enclosed proxy includes the number of shares you have in that plan on the record date for the meeting, as well as the number of shares directly registered in your name, including those held through our direct registration service. Your individual vote is confidential and will not be disclosed to persons other than those recording the vote or as applicable law may require.

How Do I Vote

You have four voting options:

•	Over the Internet, which we encourage if you have Internet access, at the address shown on your proxy card;

•	By telephone through the number shown on your proxy card;

•	By mail by completing, signing, dating and returning the enclosed proxy card; or

•	By attending the meeting and voting your shares in person.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you choose to attend the meeting, please bring proof of identification for entrance to the meeting.

If you hold your Wachovia shares in street name, your ability to vote by Internet or telephone depends on the voting process of the bank, broker or other nominee. Please follow their directions carefully. If you want to vote Wachovia shares that you hold in street name at the meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification for entrance to the meeting.

Every vote is important! Please vote your shares promptly.

What Am I Voting On

There are five proposals that will be presented for your consideration at the meeting:

•	Electing five directors;

•	Ratifying the appointment of KPMG LLP as Wachovia’s auditors for 2004;

•	If properly presented, a stockholder proposal regarding nominating directors;

•	If properly presented, a stockholder proposal regarding reporting political information; and

•	If properly presented, a stockholder proposal regarding separating the offices of Chairman and Chief Executive Officer.

The first two proposals have been submitted on behalf of Wachovia’s board of directors. The remaining proposals have been submitted on behalf of certain stockholders.

Other business may be addressed at the meeting if it properly comes before the meeting. However, we are not aware of any such other business.

Can I Change My Vote

You may revoke your proxy and change your vote at any time before the time voting begins on any proposal. You may do this by either giving our Corporate Secretary written notice of your revocation, submitting a new signed proxy card with a later date, voting on a later date by telephone or by the Internet (only your last telephone or Internet proxy is counted), or by attending the meeting and voting in person. However, your attendance at the meeting will not automatically revoke your proxy; you must specifically revoke your proxy.

Quorum Needed To Hold The Meeting

In order to conduct the meeting, a majority of Wachovia shares entitled to vote must be present in person or by proxy. This is called a quorum. If you return valid proxy instructions or vote in person at the meeting, you will be considered part of the quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. New York Stock Exchange (“NYSE”) rules allow banks, brokers or other nominees to vote shares held by them for a customer on matters that the NYSE determines to be routine, even though the bank, broker or nominee has not received instructions from the customer. A broker “non-vote” occurs when a bank, broker or other nominee has not received voting instructions from the customer and the bank, broker or nominee cannot vote the customer’s shares because the matter is not considered routine under NYSE rules.

Counting Your Vote

If you provide specific voting instructions, your shares will be voted as instructed. If you hold shares in your name and sign and return a proxy card or vote by telephone or Internet without giving specific voting instructions, your shares will be voted as recommended by our board of directors. If you hold your shares in your name and do not return valid proxy instructions or vote in person at the meeting, your shares will not be voted. If you hold your Wachovia shares in the name of a bank, broker or other nominee, and you do not give that nominee instructions on how you want your shares to be voted, the nominee generally has the authority to vote your shares on certain “routine” matters as described above. At the meeting, this would mean that the nominee can vote your shares on proposals 1 and 2 but may not vote your shares on the remaining proposals if you do not timely provide instructions for voting your shares.

What Vote Is Needed

Directors are elected by a plurality of the votes cast at the meeting. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the meeting. At our meeting, the maximum number of directors to be elected is five. Shares not voted, whether by marking “ABSTAIN” on your proxy card or otherwise, will have no impact on the election of directors. Unless a properly executed proxy card is marked “WITHHOLD AUTHORITY” as to any or all nominees, the proxy given will be voted “FOR” each of the nominees for director.

A majority of votes cast at the meeting is required to approve the remaining proposals. Abstentions and broker “non-votes” will not be counted as votes cast for any proposal.

Our Voting Recommendations

Our board of directors recommends that you vote:

•	“FOR” each of our nominees to the board of directors;

•	“FOR” ratifying KPMG LLP as our auditors;

•	“AGAINST” the stockholder proposal regarding nominating directors;

•	“AGAINST” the stockholder proposal regarding reporting political information; and

•	“AGAINST” the stockholder proposal regarding separating the offices of Chairman and Chief Executive Officer.

Proxy cards that are timely signed, dated and returned but do not contain instructions on how you want to vote will be voted in accordance with our board of directors’ recommendations.

Voting Results

The preliminary voting results will be announced at the meeting. The final voting results will be published in our quarterly report on Form 10-Q for the first quarter of fiscal year 2004.

Cost of This Proxy Solicitation

Wachovia will pay the costs of the solicitation. We have hired Georgeson Shareholder Communications, Inc. as proxy solicitors to assist in the proxy solicitation and tabulation. Their base fee is $20,000, plus expenses and an additional fee per proxy tabulated. We may also, upon request, reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding voting materials to their customers who are beneficial owners and obtaining their voting instructions. In addition to Wachovia soliciting proxies by mail, over the Internet and by the telephone, our board members, officers and employees may solicit proxies on our behalf, without additional compensation.

Delivery of Proxy Materials

To reduce the expenses of delivering duplicate proxy materials to our stockholders, we are relying upon SEC rules that permit us to deliver only one proxy statement and annual report to multiple stockholders who share an address unless we received contrary instructions from any stockholder at that address. If you share an address with another stockholder and have received only one proxy statement and annual report, you may write or call us as specified below to request a separate copy of these materials and we will promptly send them to you at no cost to you. For future meetings, you may request separate copies of our proxy statement and annual report, or request that we send only one set of these materials to you if you are receiving multiple copies, by contacting us at: Investor Relations, Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0206, or by telephoning us at (704) 374-6782.

Electronic Delivery of Proxy Materials

You can also access Wachovia’s proxy statement and 2003 Annual Report on Form 10-K, which includes our annual report to stockholders, via the Internet at www.wachovia.com under the tab “Inside Wachovia—Investor Relations”. For next year’s stockholders’ meeting, you can help us save significant printing and mailing expenses by consenting to access the proxy statement, proxy card and annual report electronically over the Internet. If you hold your shares in your own name (instead of through a bank, broker or other nominee), you can choose this option by following the instructions at the Internet voting website at http://proxy.georgeson.com, which has been established for you to vote your shares for the meeting. If you choose to receive your proxy materials and annual report electronically, then prior to next year’s stockholders’ meeting you will receive an e-mail notification when the proxy materials and annual report are available for on-line review over the Internet, as well as the instructions for voting electronically over the Internet. Your choice for electronic distribution will remain in effect for next year’s stockholders’ meeting unless you revoke it prior to the meeting by sending a written request to: Investor Relations, Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0206.

A copy of our 2003 Annual Report on Form 10-K will be provided to you without charge (except for exhibits) upon written request to Wachovia Corporation, Investor Relations, 301 South College Street, Charlotte, NC 28288-0206.

PROPOSAL 1.    ELECTION OF DIRECTORS

General Information and Nominees

Wachovia’s board of directors is divided into three classes. At each annual meeting of stockholders, you elect the members of one of the three classes to three-year terms. Our directors determine the number of directors, but it cannot be fewer than nine or more than 30. For purposes of the meeting, the number of directors is fixed at 15, with five directors in Class I, five directors in Class II, and five directors in Class III.

The terms of the directors serving in Class III will expire at the meeting and the terms of the directors serving in Classes I and II will expire at the 2005 and 2006 annual meetings of stockholders, respectively.

James S. Balloun, John T. Casteen, III, Joseph Neubauer, Lanty L. Smith and Dona Davis Young are being nominated to serve as directors in Class III with terms expiring at the 2007 annual meeting of stockholders. Each of these nominees is currently serving as a Class III director, except for John T. Casteen, III, who is currently serving as a Class II director.

Directors who reach retirement age (70) during their term in office are to retire from the board at the annual meeting of stockholders next following their 70th birthday, subject to the board authorizing the retirement to be deferred when deemed appropriate.

Directors are elected by a plurality of votes cast. Shares cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. Should any nominee be unavailable for election by reason of death or other unexpected occurrence, the enclosed proxy, to the extent permitted by applicable law, may be voted with discretionary authority in connection with the nomination by the board and the election of any substitute nominee. In addition, the board may reduce the number of directors to be elected at the meeting.

Proxies, unless indicated to the contrary, will be voted “FOR” the election of the five nominees named below as directors of Wachovia as Class III directors with terms expiring at the 2007 annual meeting of stockholders.

As part of the merger of Legacy Wachovia and Legacy First Union, Wachovia’s articles of incorporation were amended to provide that Wachovia’s board is composed of an equal number of Legacy Wachovia board members and Legacy First Union board members until the annual meeting of stockholders in 2004. As a result, upon completion of the merger (and prior to subsequent director retirements), our board of directors was composed of nine Legacy Wachovia directors and nine Legacy First Union directors. Following the merger, Mr. Leslie M. Baker, Jr. became Chairman of Wachovia and served as Chairman until his retirement in February 2003. Following the merger, Mr. G. Kennedy Thompson became Chief Executive Officer and President of Wachovia and succeeded Mr. Baker as Chairman following Mr. Baker’s retirement in February 2003.

Wachovia’s articles of incorporation were amended to include provisions intended to maintain the balance between Legacy First Union- and Legacy Wachovia-nominated directors. These provisions create a nomination procedure for director nominees who are to be nominated by the board of directors or who are to fill a vacancy to be filled by the board of directors. In effect, if our board of directors decides to increase or decrease the number of directors on the board, or the board of directors is nominating persons for directorships that are up for election, the persons nominated must be first chosen by a nominating committee. For a position to be occupied by a person replacing a former Legacy First Union director, a committee of two former Legacy First Union directors will choose a person to qualify for nomination by the board. For a position to be occupied by a person replacing a former Legacy Wachovia director, a committee of two former Legacy Wachovia directors will choose a person to qualify for nomination by the board. In accordance with the articles of incorporation, once nominated, a nominee to fill a vacancy or newly created directorship must be elected by a majority of the existing or remaining board, and a nominee to be elected at an annual or special meeting of stockholders or by written consent of stockholders must be elected by a plurality of the stockholders voting at a meeting.

In addition, our articles of incorporation include provisions where votes of the board of directors will require a “special majority” in the situations described below. A special majority of the board of directors will be equal to at least 75% of the board, plus a majority of both the former Legacy First Union directors and the former Legacy Wachovia directors then serving on the board. A special majority vote of the board will be needed for:

•	nominating a director to fill a directorship in a manner other than as set forth above;

•	filling the positions of Chairman or Chief Executive Officer and President;

•	removing Mr. Thompson from the Chairman, Chief Executive Officer or President positions;

•	making any modification to Mr. Thompson’s or Mr. Baker’s employment agreements; or

•	making any recommendation to stockholders to modify the nomination procedures and the special majority procedures of the articles of incorporation.

These provisions will lapse immediately following the meeting.

All of the nominees are currently directors. Listed below are the names of the five nominees to serve as Class III directors and the ten incumbent directors who will be continuing in office following the meeting, together with: their ages; their principal occupations during the past five years; any other directorships they serve with publicly-held companies; and the year during which they were first elected a director of Wachovia (including service as a director of Legacy Wachovia or Legacy First Union).

NOMINEES FOR ELECTION AS CLASS III DIRECTORS—TERMS EXPIRING IN 2007

JAMES S. BALLOUN (65). Chairman and Chief Executive Officer, Acuity Brands Inc., Atlanta, Georgia, a manufacturer and distributor of lighting fixtures and chemical cleaning products and formerly part of National Service Industries, Inc., since November 2001, and President from November 2001 to January 2004. Formerly, Chairman, President and Chief Executive Officer, National Service Industries, Inc., prior to November 2001. Director, Acuity Brands Inc., Georgia-Pacific Corporation and Radiant Systems, Inc. A director since 1997.

JOHN T. CASTEEN, III (60). President of the University of Virginia, Charlottesville, Virginia. A director since 1997.

JOSEPH NEUBAUER (62). Executive Chairman of the Board, ARAMARK Corporation, Philadelphia, Pennsylvania, a service management company, since January 2004. Formerly, Chairman and Chief Executive Officer of ARAMARK Corporation, prior to January 2004. Director, ARAMARK Corporation, CIGNA Corporation, Federated Department Stores, Inc. and Verizon Communications, Inc. A director since 1996.

LANTY L. SMITH (61). Chairman, Soles Brower Smith & Co., Greensboro, North Carolina, an investment and merchant banking firm. Also, Chairman, Precision Fabrics Group, Inc., Greensboro, North Carolina, a manufacturer of high technology specification textile products. A director since 1987.

DONA DAVIS YOUNG (50). Chairman (since April 2003), President (since November 2000) and Chief Executive Officer (since January 2003) of The Phoenix Companies, Inc., Hartford, Connecticut, a provider of wealth management products and services, and its subsidiary, Phoenix Life Insurance Company. Formerly, Chief Operating Officer (February 2001 to January 2003) of The Phoenix Companies, Inc., President (since February 2000) and Chief Operating Officer (since February 2001) of Phoenix Life Insurance Company, and Executive Vice President—Individual Insurance and General Counsel prior to February 2000. Director, Foot Locker, Inc. and The Phoenix Companies, Inc. A director since 2000.

INCUMBENT CLASS I DIRECTORS—TERMS EXPIRING IN 2005

JOHN D. BAKER, II (55). President and Chief Executive Officer, Florida Rock Industries, Inc., Jacksonville, Florida, a heavy building materials company. Director, Florida Rock Industries, Inc., Hughes Supply, Inc. and Patriot Transportation Holding, Inc. A director since 2001.

ROBERT J. BROWN (69). Chairman and Chief Executive Officer, B&C Associates, Inc., High Point, North Carolina, a public relations and management consulting firm. Director, AutoNation, Inc., Duke Energy Corporation and Sonoco Products Company. A director since 1993.

PETER C. BROWNING (62). Non-Executive Chairman of Nucor Corporation, Charlotte, North Carolina, a steel products manufacturing company, since September 2000, and Dean, McColl Graduate School of Business, Queens University of Charlotte, Charlotte, North Carolina, since March 2002. Formerly, President and Chief Executive Officer of Sonoco Products Company from April 1998 until July 2000 and President and Chief Operating Officer prior to April 1998. Director, Acuity Brands Inc., EnPro Industries, Inc., Lowe’s Companies, Inc., Nucor Corporation and The Phoenix Companies, Inc. A director since 1997.

G. KENNEDY THOMPSON (53). Chairman (since February 2003), President (since December 1999) and Chief Executive Officer (since April 2000), Wachovia Corporation. Formerly, Chairman, March 2001 to September 2001, and Vice Chairman, October 1998 to December 1999, of Wachovia. Director, Florida Rock Industries, Inc. and Wachovia Preferred Funding Corp. A director since 1999.

JOHN C. WHITAKER, JR. (66). Chairman of the Board and Chief Executive Officer, Inmar, Inc., Winston-Salem, North Carolina, an information services company. A director since 1996.

INCUMBENT CLASS II DIRECTORS—TERMS EXPIRING IN 2006

WILLIAM H. GOODWIN, JR. (63). Chairman, CCA Industries, Inc., Richmond, Virginia, a diversified holding company. A director since 1993.

ROBERT A. INGRAM (61). Vice Chairman Pharmaceuticals, of GlaxoSmithKline, Research Triangle Park, North Carolina, a pharmaceutical research and development company, since January 2003. Also, Chairman of the Board, OSI Pharmaceuticals, Inc., Melville, New York, a biotechnology company, since January 2003. Formerly, Chief Operating Officer and President, Pharmaceutical Operations, of GlaxoSmithKline plc, from December 2000 to January 2003, Chief Executive Officer of Glaxo Wellcome plc prior to December 2000, and Chief Executive Officer of Glaxo Wellcome Inc. prior to January 1999, Chairman prior to January 2001, and President prior to January 1999. Director, Edwards Lifesciences Corporation, Lowe’s Companies, Inc., Misys plc, Molson, Inc., Nortel Networks Corporation, OSI Pharmaceuticals, Inc. and Valeant Pharmaceuticals International. A director since 1997.

MACKEY J. MCDONALD (57). Chairman, President and Chief Executive Officer, VF Corporation, Greensboro, North Carolina, an apparel manufacturer. Director, Hershey Foods Corporation, Tyco International LTD. and VF Corporation. A director since 1997.

LLOYD U. NOLAND, III (60). Chairman, President and Chief Executive Officer of Noland Company, Newport News, Virginia, a wholesale distributor of plumbing, heating, air conditioning and industrial/electrical products. Director, Noland Company. A director since 1997.

RUTH G. SHAW (56). President, Duke Power Company, a business unit of Duke Energy Corporation, an energy company, Charlotte, North Carolina, since March 2003. Previously, Executive Vice President and Chief Administrative Officer, Duke Energy Corporation, prior to March 2003. Director, MedCath Corporation. A director since 1990.

Board Matters

Wachovia’s business is managed under the direction and oversight of the board of directors. The board appoints Wachovia’s Chief Executive Officer and its senior management team who are responsible for the day-to-day conduct of Wachovia’s business. The board’s primary responsibilities, thereafter, are to oversee management and to exercise its business judgment to act in good faith and in what each director reasonably believes to be in the best interests of Wachovia.

Committee Structure

The board has established various committees to assist the board in fulfilling its responsibilities. These committees currently consist of

•	the Executive Committee,

•	the Credit & Finance Committee,

•	the Merger Integration & Technology Committee,

•	the Management Resources & Compensation Committee,

•	the Corporate Governance & Nominating Committee, and

•	the Audit & Compliance Committee.

Subject to applicable law and regulatory requirements, the board may establish additional or different committees from time to time.

The board has adopted written charters for each of the above committees, and copies of these charters are available on Wachovia’s website at www.wachovia.com under the tab “Inside Wachovia—Investor Relations” and then under the heading “Corporate Governance—Board Committee Composition”. The following is additional information regarding each of the board’s existing committees:

Executive Committee.    The Executive Committee held one meeting in 2003. The Committee is authorized, between meetings of the board, to perform all duties and exercise all authority of the board, except for those duties and authorities delegated to other committees of the board or that are exclusively reserved to the board by our bylaws or by statute. The Executive Committee is not expected to meet frequently, if at all, and its primary function would be to consider matters that require immediate attention. The following directors are the current members of the Committee: Smith (Chair), Browning, Goodwin, Ingram, Neubauer, Thompson and Whitaker.

Credit & Finance Committee.    The Credit & Finance Committee held six meetings in 2003. The primary responsibilities of the Credit & Finance Committee are to assist the board in overseeing, and receiving information regarding, Wachovia’s policies, procedures and practices relating to asset and liability management, and credit, market and operational risk. The following directors are the current members of the Committee: Young (Chair), Baker, Browning, and Whitaker.

Merger Integration & Technology Committee.    The Merger Integration & Technology Committee held six meetings in 2003. The primary responsibilities of the Committee are to assist the board in overseeing, and receiving information regarding, Wachovia’s policies, procedures and practices relating to technology and the merger integration process, risks, status and planning. The following directors are the current members of the Committee: Balloun (Chair), Brown, and Goodwin.

Management Resources & Compensation Committee.    The Management Resources & Compensation Committee (the “Compensation Committee”) held eight meetings in 2003. The Compensation Committee assists the board by reviewing and making recommendations to the board regarding employee compensation, administering various employee benefit plans, acting as the executive compensation committee, evaluating management resources, including regarding succession planning, monitoring compliance of our employment and personnel policies and studying the compensation of directors and recommending changes when appropriate. The following directors are the current members of the Compensation Committee: Shaw (Chair), Ingram, and McDonald. All of the members of the Compensation Committee are independent under the NYSE Corporate Governance Listing Standards, which we refer to as the NYSE rules, and the board’s Director Independence Standards described below.

Corporate Governance & Nominating Committee.    The Corporate Governance & Nominating Committee held four meetings in 2003. The Committee assists the board and management in establishing and maintaining effective corporate governance practices and procedures, identifies individuals qualified to become board members, and recommends to the board the individuals for nomination as members of the board and its committees. The following directors are the current members of the Committee: Ingram (Chair), Browning, Goodwin, McDonald, Neubauer, and Smith. All of the members of the Corporate Governance & Nominating Committee are independent under the NYSE rules and the board’s Director Independence Standards.

Audit & Compliance Committee.    The Audit & Compliance Committee held 14 meetings and several other conferences in 2003. The Committee’s principal responsibilities are described below under the heading “Audit & Compliance Committee Report” and include assisting the board in overseeing Wachovia’s financial reporting process. The following directors are the current members of the Committee: Neubauer (Chair), Casteen, Noland and Smith. All of the members of the Audit & Compliance Committee are independent under the NYSE rules, the board’s Director Independence Standards, and applicable SEC rules and regulations. The board has determined that at least one member of the Audit & Compliance Committee qualifies as an audit committee financial expert within the meaning of SEC rules and regulations, and has designated Mr. Neubauer, the Chair of the Committee, as the audit committee financial expert.

Meetings and Attendance

The board held eight meetings in 2003. In 2003, all of the directors attended at least 75% of the meetings of the board and the committees on which they served.

Corporate Governance Policies and Practices

Corporate Governance Guidelines

Wachovia has developed, and operated under, corporate governance principles and practices that are designed to maximize long-term stockholder value, align the interests of the board and management with those of Wachovia’s stockholders, and promote the highest ethical conduct among Wachovia’s directors and employees. The board has focused on continuing to build upon Wachovia’s strong corporate governance practices, and over the years Wachovia has adopted various corporate governance enhancements. For example, during the past few years the board has:

•	designated a lead independent director;

•	reduced the size of the board from 27 members in 1999 to 15 members in 2004;

•	increased reliance on stock-based compensation for senior management and the board; and

•	adopted stock ownership guidelines for executive officers and the board.

In April 2003, the board formally adopted written corporate governance policies, principles and guidelines, known as our Corporate Governance Guidelines, which reflect many of the matters mentioned above. The Corporate Governance Guidelines are not intended to be a static statement of Wachovia’s policies, principles and guidelines, but are subject to continual assessment and refinement as the board may determine advisable or necessary in view of the best interests of Wachovia and its stockholders. In February 2004, the board amended the Corporate Governance Guidelines to reflect, among other things, recent regulatory initiatives regarding the board’s nominating process. A copy of the board’s Corporate Governance Guidelines is available on Wachovia’s website at www.wachovia.com under the tab “Inside Wachovia—Investor Relations” and then under the heading “Corporate Governance—Corporate Governance Guidelines”. Highlights of portions of the Corporate Governance Guidelines, as well as some of Wachovia’s other corporate governance policies, practices and procedures are described below.

Director Independence

As described in the Corporate Governance Guidelines, the board believes that a substantial majority of the board should consist of directors who are independent under the NYSE rules, as determined by the board in its business judgment. As described below, 13 of the board’s 15 directors, or 87%, are independent directors within the meaning of the Director Independence Standards, the NYSE rules and the applicable SEC rules and regulations.

The NYSE rules provide that a Wachovia director does not qualify as independent unless the board of directors affirmatively determines that the director has no material relationship with Wachovia (either directly or as a partner, stockholder or officer of an organization that has a relationship with Wachovia). The NYSE rules require a board to consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with Wachovia and permit the board to adopt and disclose standards to assist the board in making determinations of independence. Accordingly, the board has adopted the Director Independence Standards attached as Appendix A to this proxy statement to assist the board in determining whether a director has a material relationship with Wachovia. The Director Independence Standards, which should be read together with the NYSE rules, also are available on Wachovia’s website at www.wachovia.com under the tab “Inside Wachovia—Investor Relations” and then under the heading “Corporate Governance—Director Independence”.

In February 2004, the board, with the assistance of the Corporate Governance & Nominating Committee, conducted an evaluation of director independence, based on the Director Independence Standards, the NYSE rules and applicable SEC rules and regulations. In connection with this review, the board evaluated banking, commercial, charitable, consulting, familial or other relationships with each director or immediate family member and their related interests and Wachovia and its subsidiaries, including those relationships described under “Other Matters Relating to Executive Officers and Directors”.

As a result of this evaluation, the board affirmatively determined that each of Mr. Balloun, Mr. Brown, Mr. Browning, Mr. Casteen, Mr. Goodwin, Mr. Ingram, Mr. McDonald, Mr. Neubauer, Mr. Noland, Dr. Shaw, Mr. Smith, Mr. Whitaker, and Ms. Young is an independent director under the Director Independence Standards, the NYSE rules and the applicable SEC rules and regulations. In connection with the evaluation, the board considered that the brother of Mr. Whitaker, a director, is an employee of Wachovia Bank, National Association. The board determined that this relationship is not material pursuant to the Director Independence Standards because Mr. Whitaker’s brother is not an executive officer of Wachovia and his compensation and benefits were established by Wachovia in accordance with the compensation policies and practices applicable to Wachovia employees in comparable positions. The board determined that Mr. Thompson, the Chairman, President and Chief Executive Officer of Wachovia, is not independent because he is an employee of Wachovia. In addition, the board determined that Mr. Baker is not independent because Mr. Baker is an executive officer of Florida Rock Industries, Inc. and Mr. Thompson served as a member of Florida Rock’s compensation committee until October 2002. See “Compensation Committee Interlocks and Insider Participation”.

Lead Independent Director

The board has long recognized the importance of independent leadership on the board, as evidenced by its designation of a lead independent director in 2000. As provided in the Corporate Governance Guidelines, the independent directors elect the lead independent director, and in February 2004, the independent directors elected Mr. Smith to continue in his role as the board’s lead independent director. The duties and responsibilities of the lead independent director include the following:

•	assisting the Chairman of the Board with board-related matters, including approving board meeting agendas, board meeting schedules and various information sent to the board;

•	serving as the principal liaison between the independent directors and the Chairman of the Board;

•	presiding at any meetings of the non-employee directors or independent directors or at any meetings of the board at which the Chairman of the Board is not present; and

•	any other duties or responsibilities that may be requested by the independent directors or the Chairman of the Board, including, as the lead independent director deems appropriate, calling any meetings of the non-employee directors or independent directors or meeting with any of Wachovia’s stockholders or other constituents.

Executive Sessions

The Corporate Governance Guidelines provide that the non-management directors will meet in executive session (no management or directors who are also members of management present) at least three times each year. Generally, executive sessions occur at the end of regularly scheduled board meetings. The lead independent director, Mr. Smith, presides at the executive sessions. The Corporate Governance Guidelines also provide that the independent directors may meet in executive session from time to time, and that the board will meet in executive session with the Chief Executive Officer at least two times each year to discuss strategic or other key issues regarding Wachovia, and may contact the Chief Executive Officer at any other time to discuss Wachovia’s business.

Director Nomination Process

The Corporate Governance & Nominating Committee is responsible for identifying individuals qualified to become board members and to recommend to the board the individuals for nomination as members of the board. In furtherance of the board’s Corporate Governance Guidelines, the Corporate Governance & Nominating Committee and the board expect to create a board that will demonstrate objectivity and the highest degree of integrity on an individual and collective basis. In evaluating current members and new candidates, the Corporate Governance & Nominating Committee considers the needs of the board and Wachovia in light of the current mix of director skills and attributes. In addition to requiring that each director possess unquestionable integrity and character, the Corporate Governance & Nominating Committee’s evaluation of director candidates includes an assessment of issues and factors regarding an individual’s education, business experience, accounting and financial expertise, age, diversity, reputation, civic and community relationships, and knowledge and experience in matters impacting financial institutions such as Wachovia. The Corporate Governance & Nominating Committee also takes into consideration the board’s policies outlined in its Corporate Governance Guidelines, including those relating to the board’s retirement policy, the ability of directors to devote adequate time to board and committee matters, and the board’s belief that a substantial majority of the board should consist of independent directors. When the Corporate Governance & Nominating Committee is considering current board members for nomination for reelection, the Committee also considers prior board contributions and performance, as well as meeting attendance records.

The Corporate Governance & Nominating Committee may seek the input of the other members of the board and management in identifying and attracting director candidates that are consistent with the criteria outlined above. In addition, the Committee may use the services of consultants or a search firm, although it has not done so in the past. The Corporate Governance & Nominating Committee will consider recommendations by Wachovia stockholders of qualified director candidates for possible nomination by the board. Stockholders may recommend qualified director candidates by writing to Wachovia’s Corporate Secretary, at our offices at 301 South College Street, Charlotte, North Carolina 28288-0013. Submissions should include information regarding a candidate’s background, qualifications, experience, and willingness to serve as a director. Based on a preliminary assessment of a candidate’s qualifications, the Corporate Governance & Nominating Committee may conduct interviews with the candidate and request additional information from the candidate. The Committee uses the same process for evaluating all nominees, including those recommended by stockholders.

In addition, Wachovia’s bylaws contain specific conditions under which persons may be nominated directly by stockholders as directors at an annual meeting of stockholders. The provisions include the condition that stockholders comply with the advance notice time frame requirements described under “Other Stockholder Matters.”

Communications with Directors

The board has established a process for stockholders and other interested parties to communicate directly with the lead independent director or with the non-management directors individually or as a group. Any stockholder or other interested party who desires to contact one or more of Wachovia’s non-management directors, including the board’s lead independent director, may send a letter to the following address:

Board of Directors (or lead independent director or name of individual director)

c/o Corporate Secretary

Wachovia Corporation

301 South College Street

Charlotte, North Carolina 28288-0013

All such communications will be forwarded to the appropriate director or directors specified in such communications as soon as practicable.

In addition, as provided on Wachovia’s website at www.wachovia.com under the tab “Inside Wachovia —Investor Relations” and then under the heading “Corporate Governance—Contact Wachovia’s Directors”, any stockholder or interested party who has any concerns or complaints relating to accounting, internal accounting controls or auditing matters, may contact the Audit & Compliance Committee by writing to the following address:

Wachovia Audit & Compliance Committee

c/o Corporate Secretary

Wachovia Corporation

301 South College Street

Charlotte, North Carolina 28288-0013

Annual Meeting Policy

Directors are expected to attend Wachovia’s annual meeting of stockholders. In furtherance of this policy, Wachovia’s board usually holds one of its regularly scheduled board meetings on the same day as the annual stockholders’ meeting. In 2003, all but two members of the board attended the annual meeting of stockholders.

Code of Conduct & Ethics

Wachovia has had a written code of conduct for many years. In 2003, the board adopted a revised Code of Conduct & Ethics, which applies to Wachovia’s directors and employees, including our Chief Executive

Officer, Chief Financial Officer and Principal Accounting Officer. The code includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the code. The Code of Conduct & Ethics is available on Wachovia’s website at www.wachovia.com under the tab “Inside Wachovia—Investor Relations” and then under the heading “Corporate Governance—Code of Conduct & Ethics”. Wachovia intends to post any amendments to or waivers of its Code of Conduct & Ethics (to the extent applicable to Wachovia’s Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer) at this location on our website.

Stock Ownership Requirements

Our board has adopted a common stock ownership policy for members of the board and our executive officers. This policy requires our executive officers to own shares of common stock having a value equal to five times base salary in the case of our CEO and Chairman, and four times base salary for all other executive officers. In addition, all of these executives are required to retain ownership of at least 75% of any common stock acquired by them through our stock compensation plans, after taxes and transaction costs. Each of our directors must own common stock having a value equal to at least five times the annual cash retainer, which is currently $60,000. These ownership levels will be calculated annually and executive officers and directors have three years to meet the minimum level. Our board believes this stock ownership policy substantially enhances stockholder value by materially aligning management’s interest with those of stockholders. See also “Security Ownership of Management”.

Compensation of Directors

Our non-employee directors receive a quarterly retainer. In 2003, this quarterly retainer was $12,500. If more than six board or committee meetings are held in an annual period, directors receive an additional $1,500 for each additional committee meeting attended and $2,000 for each additional board meeting attended. In 2003, the Chair of each committee received a quarterly fee of $2,500. In addition, each director was credited in 2003 under the Deferred Compensation Plan for Non-Employee Directors, which is described below, a quarterly amount equal to $25,000, in the director’s common stock equivalent deferred account. Wachovia reimburses directors for travel and accommodation expenses. Directors who are Wachovia employees do not receive any directors’ fees. Directors’ fees totaling $2,271,066 were either paid to the directors in 2003 or deferred under the terms of our Deferred Compensation Plan for Non-Employee Directors.

Under the Deferred Compensation Plan for Non-Employee Directors, directors who are not Wachovia employees may defer payment of all or any part of their directors’ fees. Deferred amounts are payable in cash after the end of the calendar year in which the director ceases to be a director, in annual installments over a ten-year period, unless otherwise determined by the Compensation Committee. In 2003, 15 directors (including a director who retired in April 2003) deferred $2,048,453 of their 2003 directors’ fees. Deferred fees may either earn interest or be valued based on the market value of Wachovia common stock, at the director’s option.

Directors having their deferred fees valued based on the market value of Wachovia common stock are investing in common stock equivalents. This means that the value of their deferred account is based on the market value of Wachovia common stock and will rise and fall as if the account were actually invested in the stock. As of February 18, 2004, a total of 14 directors had an aggregate of $15,492,496 in their common stock equivalent deferred accounts, which would equate to an aggregate of 325,466 shares of Wachovia common stock based on the market value of Wachovia common stock on that date. These common stock equivalent amounts include common stock equivalents credited to directors under predecessor companies’ deferred compensation plans. Common stock equivalents do not have voting rights.

We have increased certain of our directors’ fees for 2004. The quarterly retainer for non-employee directors is $15,000 (increased from $12,500) and the quarterly amount credited under the Deferred Compensation Plan for Non-Employee Directors is $32,500 (increased from $25,000). The Chair of our Audit & Compliance Committee receives a quarterly fee of $5,000 (increased from $2,500).

Audit & Compliance Committee Report

As detailed in its charter, the role of the Audit & Compliance Committee is to assist the board in fulfilling its oversight responsibilities regarding the following:

•	the integrity of Wachovia’s financial statements, including matters relating to its internal controls;

•	the qualification and independence of Wachovia’s independent auditors;

•	the performance of Wachovia’s internal auditors and the independent auditors; and

•	Wachovia’s compliance with legal and regulatory requirements.

Management is responsible for the preparation and presentation of Wachovia’s financial statements and its overall financial reporting process and, with the assistance of Wachovia’s internal auditors, for maintaining appropriate internal controls and procedures that provide for compliance with accounting standards and applicable laws. The independent auditors are responsible for planning and carrying out a proper audit of Wachovia’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. Members of the Audit & Compliance Committee are not professionally engaged in the practice of auditing or accounting and are not full-time employees of Wachovia.

In the performance of its oversight function, the Audit & Compliance Committee, among other things, reviewed and discussed the audited financial statements with management and the independent auditors. The Audit & Compliance Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as currently in effect. Finally, the Audit & Compliance Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of non-audit services by the independent auditors to Wachovia is compatible with maintaining the auditor’s independence, and has discussed with the auditors the auditors’ independence.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit & Compliance Committee referred to above and in the Audit & Compliance Committee’s charter, the Audit & Compliance Committee recommended to the board that the audited financial statements be included in Wachovia’s Annual Report on Form 10-K for the year ended December 31, 2003, to be filed with the SEC.

JOSEPH NEUBAUER, Chair

JOHN T. CASTEEN, III

LLOYD U. NOLAND, III

LANTY L. SMITH

Security Ownership of Management

The following table shows the number of shares of common stock and common stock equivalents beneficially owned as of February 18, 2004, by each nominee for director, each incumbent director, the executive officers named in the summary compensation table, and all directors and executive officers as a group. Unless otherwise indicated, each of the named individuals and each member of the group has sole voting power and sole investment power with respect to the shares shown. The number of shares beneficially owned, as that term is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “1934 Act”), by all directors, nominees and executive officers as a group totals less than 1% of the outstanding common stock as of February 18, 2004.

Name of Individual	Common Stock (2)
John D. Baker, II (1)(4)	38,385
James S. Balloun (1)	26,342
Robert J. Brown	15,553
Peter C. Browning (1)	17,246
John T. Casteen, III	16,859
Stephen E. Cummings (1)(3)	293,149
William H. Goodwin, Jr.	1,092,870
W. Barnes Hauptfuhrer (3)	211,294
Robert A. Ingram	24,650
Benjamin P. Jenkins, III (1)(3)	1,217,563
Robert P. Kelly (3)	554,304
Mackey J. McDonald	27,425
Donald A. McMullen, Jr. (3)	963,796
Joseph Neubauer	32,318
Lloyd U. Noland, III (1)	202,277
Ruth G. Shaw (1)	26,561
Lanty L. Smith	90,356
G. Kennedy Thompson (1)(3)	2,622,055
John C. Whitaker, Jr.	36,337
Dona Davis Young (1)	14,890
All directors and executive officers as a group (27 persons)	11,411,023

(1)	The foregoing directors, nominees and named executive officers have sole voting and investment power over the shares of common stock beneficially owned by them on February 18, 2004, except for the following shares over which the directors, nominees and named executive officers share voting and/or investment power: Mr. Baker: 11,630 shares; Mr. Balloun: 2,015 shares; Mr. Browning: 3,500 shares; Mr. Cummings: 2,400 shares; Mr. Jenkins: 29,500 shares; Mr. Noland: 30,000 shares; Dr. Shaw: 700 shares; Mr. Thompson: 36,507 shares; and Ms. Young: 2,989 shares.
(2)	The amounts reported include the number of units of common stock equivalents held by directors, as of February 18, 2004, under deferred compensation arrangements as follows: Mr. Baker: 8,575 units; Mr. Balloun: 18,827 units; Mr. Brown: 13,565 units; Mr. Browning: 13,343 units; Mr. Casteen: 11,097 units; Mr. Goodwin: 36,870 units; Mr. Ingram: 20,250 units; Mr. McDonald: 24,995 units; Mr. Neubauer: 23,990 units; Mr. Noland: 22,274 units; Dr. Shaw: 24,861 units; Mr. Smith: 70,856 units; Mr. Whitaker: 24,063 units; Ms. Young: 11,900 units; and all directors as a group: 325,466 units. These units will be paid in cash, based on the fair market value of the common stock at the time of payment, which would generally occur following retirement as a director. There are no voting rights with respect to these units. In addition, Ms. Young owns 2,000 shares of Wachovia Dividend Equalization Preferred shares as of February 18, 2004, which securities do not have voting rights at the meeting. See “Corporate Governance Policies and Practices—Compensation of Directors”.

(3)	Included in the shares set forth above are the following shares held under certain of Wachovia’s employee benefit plans, including options exercisable on February 18, 2004, or within 60 days thereafter, by each of the following named executive officers and by all of the directors and all of our executive officers as a group: Mr. Cummings: 147,874 shares; Mr. Hauptfuhrer: 156,210 shares; Mr. Jenkins: 1,047,652 shares; Mr. Kelly: 481,388 shares; Mr. McMullen: 850,218 shares; Mr. Thompson: 2,199,792 shares; and members of the group (including the foregoing): 8,053,259 shares. Non-employee directors are not eligible to participate in any of Wachovia’s stock option or other employee benefit plans.
(4)	The following directors disclaim beneficial ownership of certain shares of common stock held by certain of their related interests, as a result of which these shares are not included in the number of shares indicated above: Mr. Baker: 8,455 shares.

Security Ownership of Certain Beneficial Owners

We are not aware of any stockholder who was the beneficial owner of more than 5% of the outstanding shares of common stock on the record date.

According to Form 13F filings with the SEC, the following were the five largest beneficial owners of our common stock as of December 31, 2003, together with the approximate percentage ownership as of such date:

Barclays Bank, plc	4.5%
State Street Corporation	2.9
FMR Corp.	2.9
AXA	2.8
Vanguard Group, Inc.	1.9

Executive Compensation

The following information relates to compensation paid or payable to the current Chief Executive Officer (“CEO”), and the five other most highly compensated executive officers who were serving as such at December 31, 2003 (the current CEO and those five other executive officers, the “Named Officers”).

Summary Compensation Table

The following table sets forth for the Named Officers: (i) their name and principal positions on December 31, 2003 (column (a)); (ii) years covered (column (b)); (iii) annual compensation (columns (c), (d) and (e)), including (A) base salary (column (c)), (B) bonus (column (d)), and (C) other annual compensation not properly categorized as salary or bonus (column (e)); (iv) long-term compensation (columns (f) and (g)), including (A) the dollar value of any award of restricted stock (calculated by multiplying the closing sale price of the common stock on the date of grant by the number of shares awarded) (column (f)), and (B) the sum of the number of stock options granted (column (g)); and (v) all other compensation for the covered year that we believe could not be properly reported in any other column of the table (column (h)).

SUMMARY COMPENSATION TABLE

Name and Position	Year	Annual Compensation				Long-Term Compensation Awards		All Other Compensation ($) (4)
		Salary ($) (1)	Bonus ($) (1)	Other Annual Compensation ($) (2)		Restricted Stock Awards ($) (3)	Securities Underlying Options/SARs (#)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)
G. Kennedy Thompson Chairman, President and CEO	2003 2002 2001	1,000,000 1,000,000 1,000,000	5,250,000 3,750,000 2,600,000	177,252 111,603 74,050		3,142,773 2,832,662 —	593,724 678,120 1,098,800	177,014 191,264 126,533

Benjamin P. Jenkins, III Senior Executive Vice President and President—General Bank	2003 2002 2001	625,000 625,000 541,667	3,200,000 2,000,000 1,250,000	65,466 73,644 69,306		1,257,124 991,430 —	237,490 237,342 384,300	120,492 149,835 178,730

Donald A. McMullen, Jr. Senior Executive Vice President and President—Capital Management	2003 2002 2001	550,000 550,000 508,333	3,000,000 2,585,000 2,200,000	95,893 64,835 59,711		785,693 708,175 —	148,431 169,530 305,000	78,039 77,134 76,725

Robert P. Kelly Senior Executive Vice President and Chief Financial Officer	2003 2002 2001	500,000 500,000 437,500	2,000,000 1,175,000 875,000	84,165 51,208 141,611		879,979 708,175 —	166,243 169,530 266,300	40,418 33,220 23,157

Stephen E. Cummings Senior Executive Vice President and Co-Head—Corporate & Investment Bank	2003 2002 2001	400,000 400,000 233,333	3,400,000 800,000 2,400,000	— 3,144,402 3,591,909	(5) (5)	471,431 354,088 —	89,059 84,765 80,000	31,861 27,283 223,781

W. Barnes Hauptfuhrer Senior Executive Vice President and Co-Head—Corporate & Investment Bank (6)	2003 2002 2001	400,000 400,000 233,333	3,400,000 800,000 —	— — —		471,431 354,088 —	89,059 84,765 80,000	50,958 389,208 365,522

(1)	Amounts include dollars deferred by the Named Officers under our deferred compensation plans. At the election of the participants in such plans, account balances are paid in a lump sum or in ten annual installments upon termination of employment due to death, disability or retirement, except in the event of a “change in control” of Wachovia where the successor or acquiring corporation does not elect to continue such plans, in which case such balances are to be paid in a lump sum. A nonqualified retirement trust has been established to fund certain nonqualified benefit plans, including our deferred compensation plans. Prior to a “change in control” of Wachovia, benefits are paid from the trust only upon our direction. Upon the occurrence of a “change in control”, we are required to contribute an amount to the trust sufficient to pay the benefits required to be paid under such plans as of the date on which the “change in control” occurs.
(2)	Represents reimbursement for (i) payment of taxes, and (ii) personal benefits, if the personal benefits exceed the lesser of $50,000 or 10% of the total of the amounts in columns (c) and (d). Personal benefits for a Named Officer that exceeded 25% of the Named Officer’s total personal benefits in 2003 consists of an expense allowance of $90,000 for Mr. Thompson and $42,000 for each of Messrs. Jenkins, McMullen and Kelly.

(3)	The aggregate number of shares of restricted stock held as of December 31, 2003, and the value thereof as of such date, were as follows: Thompson: 170,387 shares ($7,938,330); Jenkins: 70,269 shares ($3,273,833); McMullen: 50,204 shares ($2,339,004); Kelly: 42,156 shares ($1,964,048); Cummings: 30,600 shares ($1,425,654); and Hauptfuhrer: 28,655 shares ($1,335,036). Shares of restricted stock granted in 2003 were contingent upon Wachovia achieving a 15% return on tangible common equity for 2003. Wachovia met this goal and the restricted shares will vest at a rate of 20% per year over five years. In the event of termination due to death, disability, retirement (as defined in the applicable stock plan), or a “change in control” of Wachovia, any remaining vesting restrictions will lapse. Dividends are paid on shares of restricted stock at the same time dividends on the other outstanding shares of common stock are paid.
(4)	Amounts shown for 2003 consist of the following:

	Thompson	Jenkins	McMullen	Kelly	Cummings	Hauptfuhrer
Savings plan matching contributions	$59,500	37,000	32,625	30,000	24,000	—
Value of life insurance premiums*	112,468	69,363	45,194	10,393	7,861	8,312
Value of disability insurance	1,136	3,166	—	—	—	925
Above market interest on deferred compensation	3,910	10,963	220	25	—	—
Payment pursuant to investment incentive program**	—	—	—	—	—	41,721

*	The value of life insurance premiums includes the value of premiums under split-dollar life insurance agreements. Messrs. Thompson, Jenkins and McMullen terminated their respective existing split-dollar life insurance agreements in December 2003. Following such terminations, Wachovia received our interest in the related life insurance policies under those agreements. In lieu of those split-dollar life insurance arrangements, Wachovia will compensate Messrs. Thompson, McMullen, Kelly, Cummings and Hauptfuhrer for the cost of obtaining and maintaining personal supplemental life insurance benefits.
**	Prior to his becoming an executive officer for Wachovia, Mr. Hauptfuhrer participated in an investment incentive program available to certain Wachovia employees pursuant to which participants are eligible to receive incentive payments based on investment returns and profits Wachovia earns on certain investments. Mr. Hauptfuhrer’s payments in 2003 were based on investment returns from prior years’ investments.

(5)	For the years 1999-2002, Mr. Cummings received retention payments in connection with Legacy First Union’s acquisition of Bowles Hollowell Conner & Co. in 1998. Those retention payments were not made pursuant to any performance incentive compensation plan or arrangement with Mr. Cummings. Mr. Cummings received the final retention payment in connection with that acquisition in 2002.
(6)	Mr. Hauptfuhrer will retire as an employee of Wachovia in May 2004.

Option/SAR Grants Table

The following table sets forth with respect to grants of stock options made during 2003 to each of the Named Officers: (i) the name of such officer (column (a)); (ii) the number of options granted (column (b)); (iii) the percent the grant represents of the total options granted to all employees during 2003 (column (c)); (iv) the per share exercise price of the options granted (column (d)); (v) the expiration date of the options (column e)); and (vi) the Black-Scholes value of the options at grant date (column (f)).

OPTION/SAR GRANTS IN 2003

Name	Number of Securities Underlying Options/ SARS Granted (#)(1)	Individual Grants % of Total Options/ SARs Granted to Employees in 2003	Exercise or Base Price ($/Sh)	Expiration Date	Black-Scholes Grant Date Value (2) ($)
(a)	(b)	(c)	(d)	(e)	(f)
Thompson	593,724	2.83%	$37.43	04/22/13	$6,388,470
Jenkins	237,490	1.13	37.43	04/22/13	2,555,392
McMullen	148,431	0.71	37.43	04/22/13	1,597,118
Kelly	166,243	0.79	37.43	04/22/13	1,788,775
Cummings	89,059	0.42	37.43	04/22/13	958,275
Hauptfuhrer	89,059	0.42	37.43	04/22/13	958,275

(1)	These options are nonqualified stock options. The options become exercisable over a five-year period in 20% annual increments, at an option exercise price equal to the market price of the common stock on the date of grant. These options were granted from our 2003 Stock Incentive Plan.
(2)	The values shown for the options referred to in the table reflect standard application of the Black-Scholes pricing model using (i) 60-month volatility (28.00%) and daily stock prices for the five years prior to grant date, (ii) an option term of ten years, (iii) an interest rate that corresponds to the U.S. Treasury rate with a ten-year maturity (4.48%), and (iv) dividends at the annualized rate in place on the date of grant ($1.16). The values do not take into account risk factors such as non-transferability and limits on exercisability. The Black-Scholes options pricing model is a commonly utilized model for valuing stock options. The model assumes that the possibilities of future stock returns (dividends plus share price appreciation) resemble a normal “bell-shaped” curve. In assessing the values indicated in the above table, it should be kept in mind that no matter what theoretical value is placed on a stock option on the date of grant, the ultimate value of the option is dependent on the market value of the common stock at a future date, which will depend to a large degree on the efforts of the Named Officers to bring future success to Wachovia for the benefit of all stockholders.

Aggregated Option/SAR Exercises and Year-End Option/SAR Value Table

The following table sets forth with respect to each exercise of stock options (or tandem stock appreciation rights (“SARs”)) and freestanding SARs during 2003 by each of the Named Officers and the year-end value of unexercised options and SARs on an aggregated basis: (i) the name of such officer (column (a)); (ii) the number of shares received upon exercise, or if no shares were received, the number of securities with respect to which the options or SARs were exercised (column (b)); (iii) the aggregate dollar value realized upon exercise (column (c)); (iv) the total number of securities underlying unexercised options and SARs held at December 31, 2003, separately identifying the exercisable and unexercisable options and SARs (column (d)); and (v) the aggregate dollar value of in-the-money, unexercised options and SARs held at December 31, 2003, separately identifying the exercisable and unexercisable options and SARs (column (e)).

AGGREGATED OPTION/SAR EXERCISES IN 2003 AND

DECEMBER 31, 2003 OPTION/SAR VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)(3)	Number of Securities Underlying Unexercised Options/SARs at 12/31/03 (#)(1)	Value of Unexercised In-the-Money Options/SARs at 12/31/03 ($)(2)
			Exercisable/Unexercisable	Exercisable/Unexercisable
(a)	(b)	(c)	(d)	(e)
Thompson	0	$0	1,788,608/1,212,630	$24,744,955/12,029,243
Jenkins	10,800	167,076	904,703/454,211	12,692,394/4,482,163
McMullen	0	0	758,796/311,611	9,769,658/3,142,230
Kelly	0	0	372,810/329,263	5,309,272/3,305,388
Cummings	0	0	92,729/172,395	1,106,753/1,734,054
Hauptfuhrer	3,000	47,130	101,129/172,395	1,133,885/1,734,054

(1)	Upon a “change in control” of Wachovia, all outstanding options will become exercisable.
(2)	Values represent the difference between the option exercise price and the market value of Wachovia common stock on December 31, 2003, rounded to the nearest dollar. Options having an exercise price above the market value on that date have an attributed value of zero.
(3)	Values represent the difference between the option exercise price and the market value of Wachovia common stock on the date of exercise, rounded to the nearest dollar.

Pension Plan and Other Retirement Arrangements Table

The following table sets forth the estimated annual benefits payable upon retirement under Wachovia’s tax qualified pension plan in the specified compensation and years of service classifications indicated below.

PENSION PLAN TABLE

Average annual Compensation	Estimated annual pension plan retirement benefit, assuming a married participant, a straight life annuity and the years of service indicated (1)
	15 years	20 years	25 years	30 years	35 years
$ 200,000	$37,328	$49,771	$62,214	$74,657	$87,100
400,000	37,328	49,771	62,214	74,657	87,100
600,000	37,328	49,771	62,214	74,657	87,100
800,000	37,328	49,771	62,214	74,657	87,100
1,000,000	37,328	49,771	62,214	74,657	87,100
1,200,000	37,328	49,771	62,214	74,657	87,100

(1)	For the year ending December 31, 2003, the annual retirement benefit payable under our pension plan is limited by federal law to $160,000 and the maximum covered compensation is limited to $200,000. The benefit amounts listed above exclude any amount payable under Social Security.

The compensation covered by our pension plan includes basic compensation. The portions of compensation that are considered covered compensation under our pension plan for the Named Officers are the salary amounts indicated in the Summary Compensation Table less deferred amounts. As of January 1, 2004, the credited full years of service under our pension plan were as follows: Thompson: 28 years; Jenkins: 31 years; McMullen: 9 years; Kelly: 3 years; Cummings: 5 years; and Hauptfuhrer: 16 years.

None of the Named Officers have a supplemental retirement arrangement with Wachovia.

Employment Contracts

Thompson.    In November 1999, we entered into an employment agreement with G. Kennedy Thompson, the current Chairman, CEO and President of Wachovia. Mr. Thompson requested an amendment to that agreement in February 2002 resulting in the employment agreement having a three-year (five-year prior to the February 2002 amendment) employment period, which is consistent with the employment agreements of other Wachovia executive officers. The employment agreement is automatically extended on an annual basis unless either party determines otherwise prior to the annual extension date. The agreement provides that if we terminate his employment for reasons other than “cause”, death, disability or retirement or he terminates his employment for “good reason”, then he will be entitled to (i) a pro rata annual bonus for the period prior to his termination date, based on the highest bonus paid to him during either the three-year period prior to his termination or the three-year period prior to the date of the agreement, (ii) an amount equal to three times (five times prior to the February 2002 amendment) his annual base salary and the highest bonus determined under (i) above, and (iii) medical and life insurance benefits for him and his family for three years (five years prior to the February 2002 amendment) after his termination date (or for life if the termination date occurs after a “change in control” of Wachovia). The agreement also provides for a gross-up payment equal to the amount of excise taxes (plus the applicable federal and state income, FICA and excise taxes due on such gross-up payment) payable by him if his employment is terminated in conjunction with a “change in control” of Wachovia and such taxes become payable, as a result of payments to him under the agreement or otherwise, and are deemed to be “excess parachute payments” for federal tax purposes.

Other Employment Agreements.    We have also entered into employment agreements with Messrs. Jenkins, McMullen, Kelly, Cummings and Hauptfuhrer and certain other executive officers that, except as described below, contain terms substantially similar to our employment agreement with Mr. Thompson.

McMullen.    Mr. McMullen entered into an employment agreement with Legacy First Union in November 1999. Following the merger with Legacy Wachovia in September 2001, certain changes to Mr. McMullen’s duties would have entitled him to terminate employment with Wachovia for “good reason” under his employment agreement. As an inducement to retaining Mr. McMullen’s services, Wachovia entered into a new employment agreement with Mr. McMullen in May 2002, which provided for substantially the same terms and conditions as his previous agreement except that it allows Mr. McMullen to terminate employment with Wachovia for any reason during the periods beginning September 1 and ending September 30 in 2002, 2003 and 2004. Mr. McMullen did not exercise his termination right in 2002 or 2003. If Mr. McMullen were to terminate employment with Wachovia during those periods, he would be entitled to receive the same amount of benefits that he would have received if he had terminated employment with Wachovia following the merger and the changes to his duties, which would include, among other things, a cash payment equal to $7,689,000. In addition, the non-competition provision of Mr. McMullen’s agreement will not apply to terminations of employment for any reason prior to September 30, 2004. The provisions described above under “—Thompson” regarding terminations of employment would apply to Mr. McMullen for any terminations of employment after September 30, 2004 or any terminations of employment not occurring within the 30-day period in September 2004.

L. M. Baker, Jr.    Leslie M. Baker, Jr. retired as our Chairman and as a director in February 2003. In connection with the Legacy Wachovia-Legacy First Union merger, we entered into a three-year employment agreement with Mr. Baker that provided that he would serve as Chairman of the board of the combined company during the term of his employment, and that he would be entitled to receive a minimum annual base salary and an annual cash incentive bonus in an amount to be determined by the combined company’s board of directors, but in no event less than that of Mr. Thompson’s base salary and annual bonus. In addition, he was eligible to participate in various employee benefit plans and to receive certain fringe benefits. The employment agreement also provided for the payment of premium amounts with respect to Mr. Baker’s then-existing split dollar life insurance agreement and executive life insurance program as set forth in the applicable agreement or program, regardless of whether he continued to be employed by us, and Wachovia honored Mr. Baker’s then-current supplemental retirement agreement, which entitled Mr. Baker to receive an annual retirement benefit in addition to his normal pension benefit. Mr. Baker also receives a payment of $200,000 per year for life, net of taxes, for office space, secretarial support and transportation. The employment agreement also preserved Mr. Baker’s right to an award of 120,000 units of restricted stock that was approved by the Legacy Wachovia board of directors in 1999 and provided in Mr. Baker’s employment agreement with Legacy Wachovia. Those units vested immediately prior to completion of the merger. Upon his retirement in February 2003, Mr. Baker received the benefits to which he was entitled to receive pursuant to his employment agreement.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Ingram and McDonald and Dr. Shaw, none of whom is, or has been, an officer or employee of Wachovia. See “Other Matters Relating to Executive Officers and Directors.”

G. Kennedy Thompson serves on the board of Florida Rock Industries, Inc. and served as one of the outside directors on its Compensation Committee from January to October 2002. Mr. Thompson ceased to be a member of that committee in October 2002. John D. Baker, II, a director of Wachovia, serves as President and Chief Executive Officer of Florida Rock Industries, Inc. See also “Corporate Governance Policies and Practices—Director Independence”.

Compensation Committee Report on Executive Compensation

The Management Resources and Compensation Committee administers Wachovia’s senior management compensation program. The Compensation Committee is responsible for the establishment, approval and oversight of the total compensation and benefit plans and agreements affecting senior management and consists entirely of independent, non-employee directors who are not eligible to participate in the management compensation program. The Compensation Committee meets in executive session without management’s presence at each scheduled meeting. The current members of the Compensation Committee are: Robert A. Ingram, Mackey J. McDonald and Ruth G. Shaw. None of these individuals is, or has been, an officer or employee of Wachovia.

Compensation Philosophy

The Compensation Committee has established guiding principles for Wachovia’s compensation program that are intended to:

•	Align the interests of senior management with the interests of Wachovia’s stockholders;

•	Attract and retain key talent needed to compete successfully in an intensely competitive environment;

•	Motivate executives with reasonable and competitive total compensation opportunities based on the sustained performance of Wachovia and each individual executive’s contributions to that performance;

•	Emphasize performance-based compensation over fixed salary; and

•	Use long-term equity programs based on the performance of Wachovia common stock to further align the interests of senior management with our stockholders.

At least twice a year, the Compensation Committee reviews Wachovia’s executive compensation programs with a nationally recognized executive compensation consultant. These reviews include executive sessions without management present to ensure impartiality. These reviews are intended to assure:

•	Our executive compensation strategy supports our company strategy;

•	Our overall compensation package, including the mix of base salary, short-term cash incentives and common stock incentives is competitive; and

•	Ensure our overall program is aligned with stockholder interests.

The senior management compensation program utilizes competitive peer group information to determine base salary, targeted and maximum incentive cash compensation levels and stock award guidelines. Wachovia establishes compensation targets for its senior management at the median of the peer market for base salary, annual cash incentives and stock-based compensation. These peer groups differ for each of the businesses headed by executive and senior officers and generally consist of those comparable financial institutions that compete in the same markets, providing similar financial services and products. The peer groups will change over time and will consist of other major U. S. bank holding companies and other selected competitors that will vary depending upon the applicable business unit. The Compensation Committee believes that the most direct competitors for executive talent are not necessarily all of the companies that would be included in a published industry index for comparing total stockholder value; therefore, peer groups for compensation purposes will not directly correspond to the broad list of institutions that make up the indices shown on page 26.

Compensation Program

Compensation paid to our executive officers for 2003 consisted primarily of salary, performance-based cash incentives and awards of stock options and restricted stock. The payment of cash incentives and awards of stock options and restricted stock are directly related to corporate and individual performance, as well as business unit performance, where relevant.

Base Salary

Members of senior management receive base salaries determined by the responsibilities, skills and experience related to their respective positions. Other factors considered in base salary determination are individual performance, the success of each business unit in the individual’s area of responsibility in achieving established profit and business plans, the competitiveness of the executive’s total compensation and Wachovia’s ability to pay an appropriate and competitive salary. Members of senior management are eligible for periodic increases in their base salary as a result of individual performance or significant increases in their duties and responsibilities. The amount and timing of an increase depends upon the individual’s performance, position of salary to the competitive market median salary, and the time interval and any added responsibilities since the last salary increase.

Annual Cash Incentives

Wachovia provides performance-based annual cash incentive awards under the stockholder approved 2003 Stock Incentive Plan (SIP). Awards under SIP are funded based on Wachovia’s actual financial performance relative to pre-established financial performance goals. Individual awards are determined as a percentage of base salary, and are targeted to the competitive market median trends. Determination of individual awards is based primarily on financial performance, but includes a subjective assessment of individual performance, as appropriate. Measures of individual performance include meeting business unit objectives, customer service goals, promoting corporate values and providing leadership to employees. For 2003, the Compensation Committee set financial performance goals using Cash Earnings Per Share (EPS) and Economic Profit (EP). Wachovia’s actual full year 2003 EPS and EP performance were significantly above those goals established for the year resulting in funding of the SIP above target but below the maximum payout. In addition, the Compensation Committee considers Wachovia’s performance compared to the performance of Wachovia’s peer group in determining the appropriate levels of actual cash incentive awards.

Long-Term Stock-Based Compensation

The Compensation Committee believes that common stock ownership and stock-based compensation are the most effective means of maintaining strong linkage between management objectives and stockholders’ long term interests by focusing senior management on the creation of long-term stockholder value.

To reinforce the long-term perspective of stock-based compensation and emphasize the relationship between stockholders and senior management, Wachovia implemented stock ownership and share retention guidelines for senior management and for directors as described earlier under “Corporate Governance Policies and Practices—Stock Ownership Requirements”.

The Compensation Committee determines on an annual basis which executives will receive stock awards as well as the type, size, and restrictions on the awards. The Compensation Committee determines actual stock awards for executives based on the same review of financial and individual performance applicable in determining the annual cash incentive described above. Stock awards are targeted to the median of the competitive market and individual awards reflect the executive’s individual performance against established business objectives. Restricted stock awarded to our executive officers in 2003 was subject to forfeiture unless Wachovia achieved a 15% return on tangible equity. Wachovia met this goal for 2003 and these awards are subject to further vesting requirements.

Deductibility of Executive Compensation

In April 2003, our stockholders approved the SIP, which was designed to allow Wachovia to deduct cash incentive and restricted stock awards made to the Chief Executive Officer and other covered officers. Section 162(m) of the Internal Revenue Code establishes a $1,000,000 limit on tax-deductible compensation paid to these officers to the extent this compensation is not performance-related. The Compensation Committee’s intention has been to modify our executive compensation plans to minimize the possibility of lost deductions wherever feasible. Under the SIP, awards may be made in the form of cash and restricted stock. These awards will be deductible as long as these incentive awards are linked to achieving financial performance targets and payments do not exceed 0.5% of Wachovia’s adjusted net income.

2003 Compensation for the CEO

The Chief Executive Officer’s compensation is based on the same basic factors as described above for other members of senior management. In establishing the base salary, cash incentive awards and stock awards for 2003, the Compensation Committee considered Wachovia’s overall performance. The Compensation Committee believes that Mr. Thompson has continued to provide strong leadership and directed a smooth integration following the Wachovia-First Union merger. These factors were considered in conjunction with Wachovia’s financial results in relation to its established business plan and in comparison with the performance of peer organizations in determining an appropriate level of compensation. Specifically, Wachovia’s total stockholder return for 2003 was 31.83%. Mr. Thompson’s 2003 SIP cash incentive award was based on the above considerations and Wachovia’s exceeding the annual target level performance goals as described above in this report under the heading “Annual Cash Incentives”.

The Compensation Committee awarded Mr. Thompson 593,724 non-qualified stock options and 170,387 shares of Wachovia restricted stock in April 2003. The restricted shares were subject to the performance requirement described above under “Long-Term Stock-Based Compensation” and will now vest ratably over 5 years from the anniversary of the award. These stock awards are described in the Summary Compensation and the Option/SAR Grants Tables.

RUTH G. SHAW, Chair

ROBERT A. INGRAM

MACKEY J. MCDONALD

Performance Graph

The following graph compares (i) the yearly change in the cumulative total stockholder return on Wachovia common stock with (ii) the cumulative return of the Standard & Poor’s 500 Stock Index (“S&P 500”), the Keefe, Bruyette & Woods, Inc. 50 Index (“KBW 50”), and the Keefe, Bruyette & Woods, Inc. Bank Stock Index (“BKX”). The graph assumes that the value of an investment in Wachovia common stock and in each index was $100 on December 31, 1998, and that all dividends were reinvested. The performance shown in the graph represents past performance and should not be considered an indication of future performance.

The S&P 500, the KBW 50 and the BKX are market-capitalization-weighted indices, meaning that companies with a higher market value count for more in the indices. The KBW 50 and the BKX include the bank holding companies with the largest market capitalizations in the U.S. (the 50 largest in the KBW 50 and the 24 largest in the BKX). For several years, Wachovia has compared its stock price performance with the KBW 50 in our annual proxy statements. However, Wachovia now believes that the BKX is more representative of Wachovia’s peer group than the KBW 50, and that the BKX is more widely recognized as a benchmark for bank holding companies with large market capitalizations, such as Wachovia. Therefore, Wachovia intends to replace the KBW 50 with the BKX in future proxy statement performance graphs.

	December 31,
	1998	1999	2000	2001	2002	2003
Wachovia	$100.00	56.52	51.00	59.22	70.78	93.31
S&P 500	100.00	121.04	110.03	96.94	75.52	97.18
KBW 50	100.00	96.53	115.89	111.12	103.29	138.38
BKX	100.00	97.88	117.56	114.84	102.58	137.89

Other Matters Relating to Executive Officers and Directors

Our executive officers and directors (including their immediate family members and organizations with which they are affiliated) are customers of ours. In management’s opinion, the lending relationships with these directors and officers were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other customers and do not involve more than normal collection risk or present other unfavorable features. In addition to these lending relationships, some directors and their affiliated organizations provide services or otherwise do business with Wachovia and its affiliated entities, and we in turn provide services, including retail brokerage, investment banking and other financial services, or otherwise do business with the directors and their organizations, in each case in the ordinary course of business. See “Corporate Governance Policies and Practices—Director Independence”.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires the directors and executive officers subject to that Section to file reports with the SEC and the NYSE relating to their ownership of Wachovia common stock and Dividend Equalization Preferred shares and any changes in that ownership. To our knowledge, based solely on a review of copies of the reports that we received and written representations from the individuals required to file the reports, during the year ended December 31, 2003, all Section 16(a) reports applicable to directors and executive officers were filed on a timely basis, except as set forth in prior proxy statements and except for late filings by: Mackey J. McDonald, a director, regarding the purchase of 430 shares of stock; and Thomas J. Wurtz, a Section 16(a) reporting officer, relating to an award of 15,000 restricted shares of common stock. In each case, the failure to file a timely report was inadvertent and promptly corrected after discovery of the reporting obligation.

PROPOSAL 2.    PROPOSAL TO RATIFY THE APPOINTMENT OF AUDITORS

The Audit & Compliance Committee of the board has appointed KPMG LLP as Wachovia’s auditors for the year 2004 and, in accordance with established policy, that appointment is being submitted to stockholders for ratification. In the event the appointment is not ratified by a majority of votes cast, in person or by proxy, it is anticipated that no change in auditors would be made for the current year because of the difficulty and expense of making any change so long after the beginning of the current year, but that vote would be considered in connection with the auditors’ appointment for 2005.

KPMG LLP were our auditors for the year ended December 31, 2003, and a representative of the firm is expected to attend the meeting, respond to appropriate questions and, if the representative desires, which is not now anticipated, make a statement.

The following table sets forth the professional fees paid to KPMG LLP by Wachovia for professional services rendered for the calendar years 2003 and 2002. Certain amounts for 2002 have been reclassified to conform to the 2003 presentation.

FEES PAID TO INDEPENDENT AUDITORS

	2003	2002
Audit Fees (1)	$9,745,426	9,092,532
Audit-Related Fees (2)	2,093,866	2,473,691
Tax Fees (3)	6,706,148	9,629,515
All Other Fees (4)	2,511,021	3,021,574

Total Fees	$21,056,461	24,217,312

(1)	These are fees paid for professional services rendered for the audit of Wachovia’s annual consolidated financial statements and for the reviews of the consolidated financial statements included in Wachovia’s quarterly reports on Form 10-Q, and for services normally provided in connection with statutory or regulatory filings or engagements.
(2)	These are fees paid for assurance and related services that were reasonably related to the performance of the audit or review of our consolidated financial statements and that are not reported under “Audit Fees” above, including fees relating to audits of financial statements of employee benefit plans and certain subsidiaries, internal control reports, and due diligence services.
(3)	These are fees paid for professional services rendered for tax compliance, tax planning, and tax advice.
(4)	These are fees paid for permissible work performed by KPMG LLP that does not meet the above categories, consisting of risk management services, merger integration assistance, forensic services and business process reviews.

Audit & Compliance Committee Pre-Approval of Audit and Permissible Non-Audit Services

Our Audit & Compliance Committee pre-approves all audit, audit-related and non-audit services provided by our independent auditors, KPMG LLP, prior to the engagement of KPMG LLP with respect to those services. Generally, prior to or at the beginning of each year, Wachovia’s management submits to the Audit &

Compliance Committee detailed information regarding the specific audit, audit-related and permissible non-audit services with respect to which it recommends the Committee engage the independent auditors to provide for the fiscal year. Management discusses the services with the Audit & Compliance Committee, including the rationale for using our independent auditors for non-audit services, including tax services, and whether the provision of those non-audit services by KPMG LLP is compatible with maintaining the auditors’ independence. Thereafter, any additional audit, audit-related or non-audit services that arise and that were not submitted to the Audit & Compliance Committee for pre-approval at the beginning of the year are also similarly submitted to the Audit & Compliance Committee for pre-approval. The Audit & Compliance Committee has delegated to the Chair of the Audit & Compliance Committee the authority to pre-approve the engagement of the independent auditors when the entire Committee is unable to do so. All such pre-approvals are then reported to the entire Committee at the next Committee meeting.

In the Matter of KPMG LLP Certain Auditor Independence Issues.    As Wachovia has disclosed in our 2003 Annual Report on Form 10-K, the Securities and Exchange Commission has requested Wachovia to produce certain information concerning any agreements or understandings by which Wachovia referred clients to KPMG LLP during the period January 1, 1997 to November 2003 in connection with an inquiry regarding the independence of KPMG LLP as Wachovia’s outside auditors during such period. Wachovia is continuing to cooperate with the SEC in its inquiry, which is being conducted pursuant to a formal order of investigation entered by the SEC on October 21, 2003. Wachovia believes the SEC’s inquiry relates to certain tax services offered to Wachovia customers by KPMG LLP during the period from 1997 to early 2002 and whether these activities might have caused KPMG LLP not to be “independent” from Wachovia, as defined by applicable accounting and SEC regulations requiring auditors of an SEC-reporting company to be independent of the company. Wachovia and/or KPMG LLP received fees in connection with a small number of personal financial consulting transactions related to these services. KPMG LLP has confirmed to Wachovia that during all periods covered by the SEC’s inquiry, including the present, KPMG LLP was and is “independent” from Wachovia under applicable accounting and SEC regulations. The Audit & Compliance Committee carefully considered this matter, including during its discussions regarding the auditors’ independence described in the Audit & Compliance Committee Report on page 15, when making its determination to appoint KPMG LLP as our auditors for 2004.

See also “Proposal 1—Audit & Compliance Committee Report”.

The board recommends that stockholders vote “FOR” this proposal. Proxies, unless indicated to the contrary, will be voted “FOR” this proposal.

PROPOSAL 3.     A STOCKHOLDER PROPOSAL REGARDING NOMINATING DIRECTORS

Mr. Richard A. Dee, of 115 East 89th Street, New York, New York 10128, an owner of 100 shares of Wachovia common stock, has advised Wachovia that he intends to present the following proposal and supporting statement at the meeting. In accordance with applicable proxy regulations, the proposal and supporting statement, that are presented as received by Wachovia and for which Wachovia and our board accept no responsibility, are set forth below.

“Stockholders of publicly-owned corporations do not ‘elect’ directors. Directors are ‘selected’ by incumbent directors and managements. Stockholders are allowed only to ‘ratify’ director selections much as they ratify auditor selections.

“The term ‘Election of Directors’ is misused in corporate proxy materials to refer to the process by which directors are empowered. The term is inappropriate—and it is misleading. Without a choice of candidates, there is no election.

“Incumbent directors are anxious to protect their absolute power over corporate activities. The root of that power is control of Corporate Governance—which is assured by control of board composition. Unfortunately, the ‘Elective process rights’ of stockholders are being ignored.

“It is hereby requested that the Board of Directors adopt promptly a resolution requiring the Corporate Governance and Nominating Committee to nominate two candidates for each directorship to be filled by voting of stockholders at annual meetings. In addition to customary personal background information, Proxy Statements shall include a statement by each candidate as to why he or she believes they should be elected.

“Approval of this Corporate Governance proposal should provide Wachovia stockholders with a choice of director candidates—an opportunity to vote for those whose qualifications and views they favor—and it should provide stockholders with ‘duly elected’ representatives. In 2000, First Union stockholders voted 80,507,376 shares (12.7%) in its favor.

“In a democracy, those who govern are duly-elected by those whom they represent—and they are held accountable by those electors. Continuing in public office requires satisfying constituents, not just nominators. Corporate directors, far too many of whom divide their time between several masters, take office unopposed—and answer only to fellow directors.

“Until stockholders make clear that they are unwilling to continue as disenfranchised corporate owners, they will continue to be prevented from any genuine participation in deciding who will run the companies they own. It is virtually impossible for stockholders to utilize successfully their supposed right to nominate and elect directors. Approval of this proposal will be a step toward enabling stockholders to participate in corporate democracy. A step—and a thought—that Corporate America finds very disturbing!

“The ‘pool’ from which corporate directors are selected should be expanded from the current preponderance of chairmen/CEO’s and presidents to include younger executives, including many more women, whose backgrounds particularly well-qualify them to represent the stockholders of particular companies.

“Although director nominees would continue to be selected by incumbents, approval of this proposal should enable Wachovia stockholders to replace any or all directors if they become dissatisfied with them—or with the results of corporate policies and/or performance. Not a happy prospect even for those able to nominate their possible successors!

“The benefits that will accrue to Wachovia stockholders from Directors that have been democratically-elected, and who are willing to have their respective qualifications reviewed and considered carefully by stockholders, far outweigh arguments raised by those who are accustomed to being “selected”—and who are determined to maintain their absolute power over the Corporate Governance process.

“Please vote FOR this proposal.”

Position of the Board

Wachovia’s board recommends that stockholders vote “AGAINST” the proposal set forth above for the following reasons:

The board strongly believes that its present nominating process is the most effective way of ensuring that highly qualified and dedicated individuals serve on the board. Each year the Corporate Governance & Nominating Committee performs the critical function of examining the composition of the board and whether to recommend any changes in its membership. In performing these duties, the Corporate Governance & Nominating Committee, which consists solely of independent directors, reviews the qualifications of existing board members and other possible candidates in accordance with the criteria outlined in the board’s Corporate Governance Guidelines, the committee’s charter and as further described under “Corporate Governance Policies and Practices” beginning on page 10 of the proxy statement. As described on pages 12-13, the Corporate Governance & Nominating Committee considers the needs of the board and Wachovia in light of the current mix of director skills and attributes and will consider recommendations by stockholders of qualified director candidates for possible nomination by the board. In recommending one nominee for each open directorship position, the Corporate Governance & Nominating Committee considers many issues and factors in recommending only those individuals who the Committee believes possess the necessary integrity, skills, and dedication to best serve the stockholders of Wachovia. The board believes that this process ensures that only the individuals with the range of character, skills and experience most appropriate for Wachovia serve on the board.

Approval of the proposal, however, would place the board in the unusual and difficult position of having to recommend both the individual who it believes is the best qualified to serve as a director and a competing second candidate who may be viewed less favorably by the board. Accordingly, the proposal, if effectuated, may result in a fragmented board that includes less qualified individuals. The risk of such a harmful result to Wachovia and its stockholders is not justified—especially because the Corporate Governance & Nominating Committee already provides a process for stockholders to recommend qualified candidates for possible nomination by the board. In addition, Wachovia’s bylaws already provide a procedure in which alternative candidates may be proposed directly by the stockholders themselves.

In addition, the proposal, if effectuated, would likely deter many individuals with superior qualifications from seeking or accepting nomination to the board. The board believes that it is not practical to expect highly qualified candidates, many of whom are likely to be approached by other companies seeking their talents, to set aside their time or other directorship positions to compete in an uncomfortable political campaign in which they would not be assured of having the recommendation and full support of the entire board. As a result, Wachovia and its stockholders may be denied the services of talented and dedicated individuals, many of whom may end up serving as directors for other financial services companies to the detriment of Wachovia and its stockholders.

For the reasons set forth above, the board believes that maintaining the present director selection process is in the best interests of Wachovia and its stockholders.

WACHOVIA’S BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED “AGAINST” THE PROPOSAL.

PROPOSAL 4.    A STOCKHOLDER PROPOSAL REGARDING REPORTING POLITICAL INFORMATION

SEIU Master Trust, of 1313 L Street, N.W., Washington, D.C. 20005, an owner of 45,700 shares of Wachovia common stock, has advised Wachovia that it intends to present the following proposal and supporting statement at the meeting. In accordance with applicable proxy regulations, the proposal and supporting statement, that are presented as received by Wachovia and for which Wachovia and our board accept no responsibility, are set forth below.

“Resolved, that the shareholders of Wachovia Corp. (the ‘Company’) hereby request that the Company prepare and submit to the shareholders of the Company a separate report, updated annually, containing the following information:

a.    Policies for political contributions made with corporate funds, political action committees sponsored by the Company, and employee political contributions solicited by senior executives of the Company. This shall include, but not be limited to, policies on contributions and donations to federal, state and local political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527;

b.    An accounting of the Company’s resources, including property and personnel, contributed or donated to any of the persons and organizations described above;

c.    A business rationale for each of the Company’s political contributions or donations; and

d.    Identification of the person or persons in the Company who participated in making the decisions to contribute or donate.

Statement of Support

As shareholders, we support policies that apply transparency and accountability to corporate political giving.

There is currently no single source of information providing comprehensive disclosure to the Company’s shareholders on political contributions made with corporate funds. Without full transparency, we believe Company executives may be able to inappropriately direct corporate resources for political purposes and make decisions unilaterally without a stated business rationale for such donations.

The result is that shareholders are unaware of how and why the Company chooses to make corporate contributions and the political ends being furthered by the gift of corporate funds. Company officials may, in fact, be funding groups and candidates whose agendas are not in the best interest of the Company and its shareholders.

According to the Center for Responsive Politics, a leading campaign finance watchdog organization, our Company contributed $184,000 to major party committees and political dinners in the 2002 election cycle. However, shareholders do not know whether that is the full extent of the utilization of our Company’s resources for political purposes.

In our view absent a system of accountability, corporate executives will be free to use the Company’s assets in ways that could pose reputational and legal risks for the company.

For these reasons, we urge a vote FOR this resolution.”

Position of the Board

Wachovia’s board recommends that stockholders vote “AGAINST” the proposal set forth above for the following reasons:

The board believes that it would not be in the best interests of Wachovia and its stockholders to adopt this proposal. Federal and state laws already require extensive disclosure of political contributions, and Wachovia complies with all applicable laws and regulations regarding political contributions and disclosure of them. The board believes that any additional disclosures or reports prepared by Wachovia relating to its political contributions would result in unnecessary duplication and expense for Wachovia and its stockholders.

As a financial services company involved in many different businesses, including consumer and commercial lending, securities brokerage and insurance, Wachovia is subject to significant federal, state and local regulation. To increase the likelihood that our views on legislative and regulatory developments affecting the success and profitability of our businesses are included in the legislative process, the board believes that it is in the best interests of Wachovia and its stockholders that Wachovia be an active participant in the electoral process.

Wachovia, however, does not use corporate funds to make contributions to political candidates or candidate committees. Instead, Wachovia’s political activities consist primarily of Wachovia’s sponsorship of political action committees, known as PACs, which solicit and accept voluntary contributions from eligible employees and make political contributions to federal, state and local candidates and candidate committees that promote responsible government and support effective financial legislation important to Wachovia. Political contributions are approved by the board of trustees for each PAC based upon recommendations made voluntarily by contributing Wachovia employees. Any Wachovia employee who contributes to a PAC may request a PAC contribution for a candidate and/or candidate committee. As required by law, all PAC contributions are reported on a periodic basis to the Federal Election Commission and to the appropriate state election authorities. Reports made to those agencies are a matter of public record. In addition, any contributions by Wachovia to party-affiliated committees are restricted by applicable law and are also a matter of public record.

The board believes that the legally required disclosures currently being made by our PACs, as well as by the recipients of political contributions from the PACs or by other recipients, are adequate and that any additional disclosure would serve no useful purpose and would result in an unnecessary duplication and expense for Wachovia’s stockholders.

For the reasons set forth above, the board recommends that the stockholders vote against the proposal requesting Wachovia to prepare a report regarding its political contributions.

WACHOVIA’S BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED “AGAINST” THE PROPOSAL.

PROPOSAL 5.	A STOCKHOLDER PROPOSAL REGARDING SEPARATING THE OFFICES OF CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Mr. John K. Moore, of 200 Providence Road, Charlotte, North Carolina 28235, an owner of 10,000 shares of Wachovia common stock, has advised Wachovia that he intends to present the following proposal and supporting statement at the meeting. In accordance with applicable proxy regulations, the proposal and supporting statement, that are presented as received by Wachovia and for which Wachovia and our board accept no responsibility, are set forth below.

“PROPOSAL

The shareholders recommend that the Board of Directors amend the bylaws to separate the roles of Chairman of the Board of Directors and Chief Executive Officer and require an independent director to serve as Chairman of the Board of Directors as soon as possible.

SUPPORTING STATEMENT

A primary purpose of the Board of Directors is to protect shareholders’ interests by providing independent oversight of management, including the CEO. I believe that a separation of the roles of Chairman and CEO will promote greater management accountability to shareholders at our company.

The New York Stock Exchange has recently adopted corporate governance standards requiring that a majority of the Board of Directors be independent and that regular meetings of only the independent directors be held. Requiring the Chairman of the Board to be independent will facilitate the holding of such meetings as well as identifying an independent director to whom shareholders and employees may take their concerns about executive management and the company.

This proposal is not intended to be critical of the company’s present Chairman and CEO. It is made in the spirit of fostering good corporate governance at a time when the risks of not having adequate corporate checks and balances are abundantly clear.

I believe that an independent Chairman will reduce the risk of a corporate debacle like those recently in the news while strengthening the Board’s integrity and improving its oversight of management. Many corporate governance experts and institutional shareholders appear to share my belief.

To ensure a check and balance oversight of our investment with an

Independent Board Chairman

Vote FOR Proposal 5”

Position of the Board

Wachovia’s board recommends that stockholders vote “AGAINST” the proposal set forth above for the following reasons:

The board believes that it would not be in the best interests of Wachovia and its stockholders to adopt a bylaw provision requiring that an independent director serve as Chairman of the Board. The board strongly believes that its current corporate governance practices provide for strong independent leadership on the board. For example, the board has adopted Corporate Governance Guidelines that outline its corporate governance policies and practices, including the board’s belief that a substantial majority of the board should consist of independent directors. Currently, 87% of the members of the board are independent directors, as determined in accordance with NYSE rules and the board’s Director Independence Standards. In addition, all of the members of the board’s Corporate Governance & Nominating Committee, Audit & Compliance Committee and Management Resources & Compensation Committee are independent directors.

The board has always recognized the importance of independent leadership on the board, as evidenced by its designation of a lead independent director since 2000. The lead independent director is elected by the independent directors and has clearly delineated duties. As set forth in the board’s Corporate Governance Guidelines, the lead independent director, among other things, assists the Chairman of the Board with board related matters, including approving meeting schedules and agendas, and acts as a liaison between the Chairman and the independent directors. The board understands that corporate governance experts recognize that having a lead independent director is a viable governance structure, having benefits similar to separating the role of Chairman of the Board and the Chief Executive Officer.

The board believes that the existence of the lead independent director, as well as some of its other governance practices, already provides Wachovia and its stockholders with the same benefits that the proposal suggests may only be obtained by separating the role of Chairman of the Board and Chief Executive Officer. For example, the proposal states that requiring the Chairman of the Board to be independent will facilitate the holding of meetings with independent directors and would identify an independent director to whom stockholders and employees may communicate their concerns. As set forth in the board’s Corporate Governance Guidelines or as provided in other practices of the board or Wachovia,

•	the board meets with the non-management directors in executive session at least three times each year;

•	the lead independent director presides at all meetings of the non-management directors or independent directors;

•	the lead independent director may also call meetings of the independent directors, if desired;

•	the board has provided a process for stockholders to communicate directly with one or more directors, including the lead independent director;

•	Wachovia’s corporate governance website provides a method for interested parties to communicate directly with the board’s Audit & Compliance Committee; and

•	Wachovia has established a confidential corporate ethics line that permits employees to anonymously report any concerns regarding Wachovia.

As noted in the board’s Corporate Governance Guidelines, given the existence of the lead independent director and Wachovia’s overall governance profile, as well as the board’s belief that it should maintain the flexibility to determine, based on its business judgment, the leadership of Wachovia, the board does not have a fixed policy regarding the separation of the offices of Chairman of the Board and Chief Executive Officer. The board believes that Wachovia and its stockholders benefit from the board’s current ability to freely select the Chairman of the Board and the Chief Executive Officer based on criteria that it deems to be in the best interests of Wachovia and its stockholders. Amending Wachovia’s bylaws to force the board to separate the offices of Chairman of the Board and Chief Executive Officer may prevent the board from selecting a Chairman whom the board firmly believes is the best individual to lead the board. The board does not believe that this restraint on the exercise of its discretion would benefit Wachovia and its stockholders. In addition, the board cannot be certain that it will be able to implement the proposal because it cannot ensure that one of its independent directors will be willing to serve in the demanding and important role of Chairman of the Board. Accordingly, the board believes that eliminating its flexibility in selecting the Chairman of the Board is not warranted, particularly since the board has already designed a corporate governance structure that provides strong independent leadership on the board while also guaranteeing the board the ability to exercise its discretion to do what it believes is best for Wachovia and its stockholders.

For the reasons set forth above, the board recommends that the stockholders vote against the proposal requiring an independent board chairman.

WACHOVIA’S BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED “AGAINST” THE PROPOSAL.

OTHER STOCKHOLDER MATTERS

Management is not aware of any other matters to be voted on at the meeting. If any other matters are presented for a vote, the enclosed proxy confers discretionary authority to the individuals named as proxies to vote the shares represented by proxy, as to those matters.

Stockholder proposals intended to be included in our proxy statement and voted on at the 2005 Annual Meeting of Stockholders must be received at our offices at 301 South College Street, Charlotte, North Carolina 28288-0013, Attention: Corporate Secretary, on or before November 15, 2004. Applicable SEC rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year’s proxy statement and form of proxy.

Pursuant to Wachovia’s bylaws, in order for any business not included in the proxy statement for the 2005 Annual Meeting of Stockholders to be brought before the meeting by a stockholder, the stockholder must be entitled to vote at that meeting and must give timely written notice of that business to Wachovia’s Corporate Secretary. That meeting is currently scheduled to be held on April 19, 2005, and to be timely, the notice must not be received any earlier than January 20, 2005 (90 days prior to April 20, 2005, the first anniversary of this year’s annual meeting date), nor any later than February 19, 2005 (60 days prior to April 20, 2005). If the date of the meeting is advanced by more than 30 days or delayed by more than 60 days from April 20, 2005, the notice must be received no earlier than the 90th day prior to the 2005 annual meeting and not later than either the 60th day prior to the 2005 annual meeting or the tenth day after public disclosure of the actual meeting date, whichever is later. The notice must contain the information required by our bylaws. Similarly, a stockholder wishing to submit a director nomination directly at an annual meeting of stockholders must deliver written notice of the nomination within the time period described in this paragraph and comply with the information requirements in our bylaws relating to stockholder nominations. See “Corporate Governance Policies and Practices—Director Nomination Process” for information regarding stockholder nominations to be considered by the Corporate Governance & Nominating Committee. A proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time-frames described above. A copy of our bylaws is available upon request to: Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0013, Attention: Corporate Secretary. The Chairman of the meeting may exclude matters that are not properly presented in accordance with the foregoing requirements.

Under North Carolina law, stockholders may not convene a special meeting of stockholders unless provided in the company’s articles of incorporation. At Wachovia’s 2002 annual meeting of stockholders, a Wachovia proposal to amend our articles of incorporation to provide stockholders the ability to convene a special meeting was not approved by stockholders.

MISCELLANEOUS

The information referred to under the captions “Compensation Committee Report on Executive Compensation”, “Performance Graph”, “Audit & Compliance Committee Report” and the second paragraph and table under the caption “Security Ownership of Certain Beneficial Owners” (to the extent permitted under the 1934 Act) (i) shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or the liabilities of Section 18 of the 1934 Act, and (ii) notwithstanding anything to the contrary that may be contained in any filing by Wachovia under the 1934 Act or the Securities Act of 1933, shall not be deemed to be incorporated by reference in any such filing.

March 15, 2004

Appendix A

Director Independence Standards

The rules of the New York Stock Exchange (“NYSE”) provide that a Wachovia director does not qualify as independent unless the board of directors affirmatively determines that the director has no material relationship with Wachovia. The NYSE rules require a board to consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with Wachovia, and permit the board to adopt and disclose standards to assist the board in making determinations of independence. Accordingly, the board has adopted the independence standards outlined below to assist the board in determining whether a director has a material relationship with Wachovia. These independence standards should be read together with the NYSE’s independence rules, including the bright line tests and the applicable look-back periods contained in the NYSE’s rules.

Customer Relationships

General Standard for Wachovia Customer Relationships

A lending, deposit, banking, brokerage, investment advisory, investment banking, insurance, trust, custodial or other customer relationship between Wachovia and (i) a director, (ii) an Affiliated Entity of a director, (iii) an Immediate Family Member, or (iv) an Affiliated Entity of an Immediate Family Member will not be deemed a material relationship if the relationship was made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other nonaffiliated persons and, to the extent applicable, the relationship satisfies the other specific customer relationship standards described below.

Specific Standards for Wachovia Customer Relationships

A relationship is not material if Wachovia is providing financial services to an entity where a director is an executive officer or employee, or to an entity where an Immediate Family Member is an executive officer, and the payments (i.e. interest payments and fees on loans and fees for financial services) made by the entity to Wachovia, or received by the other entity from Wachovia, for such financial services, in any fiscal year, are less than the greater of $1 million or two percent of such other entity’s consolidated gross revenues.

Lending Relationships

A relationship is not material if Wachovia is providing lending services to (i) a director, (ii) an Immediate Family Member, or (iii) an Affiliated Entity of a director and

(a)    the loan or extension of credit was made in the ordinary course of business and on substantially the same terms, including interest rates and collateral as, and following credit underwriting procedures that were not less stringent than, those prevailing at the time for comparable transactions with other nonaffiliated persons;

(b)    the loan or extension of credit when made did not involve more than the normal risk of collectability or, from Wachovia’s perspective, present other unfavorable features;

(c)    the loan or extension of credit otherwise complies with applicable law, including Regulation O of the Federal Reserve Board; and

(d)    the loan or extension of credit is not classified as nonaccrual, past due, restructured or potential problems (as provided in Item III.C.1. and 2. of Industry Guide 3, Statistical Disclosure by Bank Holding Companies).

Supplier or Other Business Relationships

General Standard for Supplier or Other Business Relationships

A supplier or other business relationship between Wachovia and (i) a director, (ii) an Affiliated Entity of a director, (iii) an Immediate Family Member, or (iv) an Affiliated Entity of an Immediate Family Member will not be deemed a material relationship if the relationship was made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other nonaffiliated persons and, to the extent applicable, the relationship satisfies the other specific business relationship standard described below.

Specific Standard for Supplier or Other Business Relationships

The supplier or other business relationship is not material if the business transaction involves Wachovia and an Affiliated Entity of a director, or an Affiliated Entity of an Immediate Family Member, and the payments made by the entity to Wachovia, or received by the other entity from Wachovia, for property or services, in any fiscal year, are less than the greater of $1 million or two percent of such other entity’s consolidated gross revenues.

Family Relationships

The employment by Wachovia of an Immediate Family Member will not be deemed a material relationship if (i) the Immediate Family Member is not an executive officer of Wachovia and (ii) the compensation and benefits of the Immediate Family Member were established by Wachovia in accordance with the compensation policies and practices applicable to Wachovia employees in comparable positions.

Charitable Relationships

Contributions, other than matching gift contributions, by Wachovia or the Wachovia Foundation, to a non-profit entity, including educational institutions, where a director is employed as an executive officer will not be deemed a material relationship if the contributions, in any fiscal year, are less than the greater of $1 million or two percent of such other entity’s consolidated gross revenues.

Consulting or Advisory Relationships

A director may not accept from Wachovia any payments for consulting, advisory or other personal services, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

Definitions

Affiliated Entity of a director means any entity (i) where the director is an executive officer or employee or (ii) that is a “related interest” (as defined in Regulation O of the Federal Reserve Board) of a director.

Affiliated Entity of an Immediate Family Member means any entity (i) where the Immediate Family Member is an executive officer or (ii) that would be a “related interest” (as defined in Regulation O of the Federal Reserve Board) of an Immediate Family Member.

Immediate Family Member means a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

Wachovia means Wachovia or any of its subsidiaries.

A-2

THERE ARE THREE WAYS TO VOTE YOUR PROXY

TELEPHONE VOTING	INTERNET VOTING	VOTING BY MAIL
This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-877-816-0869, 24 hours a day, 7 days a week. Have your proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you directed. Available until 5 p.m. Eastern Daylight Time April 19, 2004.	Visit the Internet voting Web site at http://proxy.georgeson.com. Have your proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available until 5 p.m. Eastern Daylight Time April 19, 2004.	Simply mark, sign and date your proxy card and return it in the postage-paid envelope to Georgeson Shareholder Communications, Wall Street Station, P.O. Box 1100, New York, NY 10269-0646. If you are voting by telephone or the Internet, please do not mail your proxy card.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

☒	Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 and 2.				THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSALS 3, 4 AND 5.
1. A Wachovia proposal to elect directors. Class III: James S. Balloun, John T. Casteen, III, Joseph Neubauer, Lanty L. Smith and Dona Davis Young.		FOR ☐	WITHHOLD ☐	3. A stockholder proposal, which management opposes, regarding nominating directors.	FOR ☐	AGAINST ☐	ABSTAIN ☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), write the name(s) of such nominee(s) in the space provided.				4. A stockholder proposal, which management opposes, regarding reporting political information.	☐	☐	☐
2. A Wachovia proposal to ratify theappointment of KPMG LLP as auditors for the year 2004.	FOR ☐	AGAINST ☐	ABSTAIN ☐	5. A stockholder proposal, which management opposes, regarding separating the offices of Chairman and Chief Executive Officer.	☐	☐	☐

					I will attend the Annual Meeting of Stockholders.		☐

Signature

Signature (if held jointly)

Date

NOTE: Signature(s) should agree with name(s) on proxy form. Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations, or partnerships, should so indicate when signing.

DIRECTIONS

DRIVING DIRECTIONS

Annual Meeting of Stockholders of

Wachovia Corporation

Hilton Charlotte

222 East Third Street

Charlotte, NC 28202

(704) 377-1500

9:30 a.m. ET, Tuesday, April 20, 2004

I-77 North From Columbia

Follow I-77 North to John Belk Freeway. At the top of the ramp, get into the far right lane and take the College Street exit. Follow the ramp onto College Street, proceed 3 blocks to Third Street, turn right onto Third Street. The Hilton Hotel entrance is on the right.

I-77 South From Mooresville and Statesville

Follow I-77 South to Brookshire Freeway East. Proceed to Church Street exit, turn right onto Church Street. Proceed to Third Street (7th light), turn left onto Third Street. The Hilton Hotel entrance is 2 blocks ahead on right.

I-85 South from Greensboro

Follow I-85 South to Charlotte. Take exit for I-77 South Columbia. Follow I-77 South, approximately one mile, to Brookshire Freeway East. Take the Church Street exit, turn right onto Church Street. Proceed to Third Street (7th light), turn left onto Third Street. The Hilton Hotel entrance is 2 blocks ahead on right.

I-85 North From Atlanta

Follow I-85 North to Brookshire Freeway East. Follow Brookshire Freeway to Church Street exit. Follow Church Street to Third Street (7th light), turn left onto Third Street. The Hilton Hotel entrance is 2 blocks ahead on right.

Directions From the Airport
Take the Airport connector to first red light. Turn left onto Old Dowd Road. Proceed to stop sign (Little Rock Road) turn right. Proceed to first light, turn right onto Wilkinson Boulevard. Follow Wilkinson until it turns into I-277. Take I-277 to the College Street exit, go three blocks on College Street to Third Street. Turn right on Third Street. The Hilton Hotel entrance is on the right.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

WACHOVIA CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

APRIL 20, 2004

P R O X Y

The undersigned holder of shares of common stock of Wachovia Corporation (the “Corporation”) hereby constitutes and appoints Ruth G. Shaw and John C. Whitaker, Jr., or either of them, the lawful attorneys and proxies of the undersigned, each with full power of substitution, for and on behalf of the undersigned, to vote as specified on the matters set forth on the reverse side, all of the shares of the Corporation’s common stock held of record by the undersigned on February 18, 2004, at the Annual Meeting of Stockholders of the Corporation to be held on April 20, 2004, at 9:30 a.m. ET, in the Charlotte-Mecklenburg Ballroom, at the Hilton Charlotte & Towers, 222 East Third Street, Charlotte, North Carolina 28202, and at any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2 AND “AGAINST” PROPOSALS 3, 4 AND 5. IF ANY OTHER MATTERS ARE VOTED ON AT THE MEETING, THIS PROXY WILL BE VOTED BY THE PROXYHOLDERS ON SUCH MATTERS IN THEIR SOLE DISCRETION.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND MAIL WITHOUT DELAY IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE

Return to:

Georgeson Shareholder Communications

Wall Street Station

P.O. Box 1100

New York, NY 10269-0646